UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Donnelley Financial Solutions, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022

Annual Meeting

of Stockholders

and Proxy Statement

From Our Board

DEAR DFIN STOCKHOLDERS,

The Board of Directors would like to thank you for your continued investment in DFIN. We hope that you and your families are staying safe and healthy.

2021 was a significant milestone in our journey transforming DFIN from its printing origins to an enterprise software and services company. We began that journey only five years ago when DFIN was born as an independent company. We are far along on our mission to deliver stockholder value by accelerating software sales growth, optimizing our cost structure, improving our balance sheet, and building an organization and culture fit for our digital future.

DFIN is now a more profitable, focused, and resilient company, with the Board of Directors diligently serving as thoughtful stewards of the business. We are meaningfully ahead of our original transformation plan, and we are energized to make continued progress against our key strategic priorities.

We are driven by our goal to deliver increased value to all our key stakeholders – our clients, employees, and stockholders. Our clients benefitted from DFIN’s advanced software solutions that helped them solve complex regulatory and compliance challenges. We offered our employees competitive pay and benefits, a flexible work setting, and placed the advancement of diversity, equality, and inclusion at the forefront of our people leadership agenda. Further, we delivered outstanding returns to our stockholders in 2021.

Our purpose as stewards of DFIN is to oversee the long-term performance and sustainability of the company. As such, our deep belief in the intrinsic value of the company is reflected in our new $150 million stock repurchase program announced in February 2022, that replaces our previously approved $50 million program which was almost fully utilized.

As always, we welcome your feedback and value your partnership and support as we execute on our strategy to be the market-leading provider of regulatory and compliance solutions that has a digital future increasingly recognized by those who analyze our track record. We look forward to sharing our progress with you on a regular basis.

Sincerely,

Rick Crandall	Luis Aguilar	Charles Drucker
Chairman of the Board

Juliet Ellis	Gary Greenfield	Jeff Jacobowitz

Dan Leib	Lois Martin

Notice of Annual Meeting of Stockholders

Wednesday, May 18, 2022 1:30 p.m. Central time	Virtual Meeting: Annual meeting to be held live via the Internet -- please visit www.proxydocs.com/DFIN for more details and to register to attend	Record Date The close of business March 21, 2022

ITEMS OF BUSINESS

•	To elect the nominees identified in this proxy statement for a one-year term as directors
•	To approve, on an advisory basis, the Company’s executive compensation
•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm
•	To conduct any other business if properly raised

In accordance with Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the proxy materials.

We have adopted a virtual format for our Annual Meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/DFIN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your proxy card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number or, by using the Internet.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet. You may revoke your proxy at any time before it is exercised.

You will find instructions on how to vote on page 8. Most stockholders vote by proxy and do not attend the meeting in person via the Internet. However, as long as you were a stockholder at the close of business on March 21, 2022, you are invited to attend the meeting, or to send a representative.

By Order of the Board of Directors

Jennifer B. Reiners

Secretary

April 4, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 18, 2022.

This proxy statement and our annual report to stockholders are available on the Internet at www.proxydocs.com/DFIN. On this site, you will be able to access our 2022 proxy statement and our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and all amendments or supplements to the foregoing material that are required to be furnished to stockholders.

This proxy statement is issued by Donnelley Financial Solutions, Inc. in connection with the 2022 Annual Meeting of Stockholders scheduled for May 18, 2022. This proxy statement and accompanying proxy card are first being made available to stockholders on or about April 4, 2022.

Proposals

PROPOSAL 1: ELECTION OF DIRECTORS

Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier resignation, removal, or death. Our by-laws, or the By-laws, provide that directors are elected to the Board of Directors (the Board) by a majority of the votes cast, except in contested elections, wherein directors are elected to the Board by a plurality of the votes cast. The Board presently consists of eight directors. The following persons are nominated for election as director of the Company to serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier resignation, removal, or death.

The biographies below about the business background of each person nominated by the Board have been furnished to the Company by the nominees for director. The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director, are set forth in the biographies.

Our Board values having directors who reflect a diverse set of skills, professional and personal backgrounds, perspectives and experiences and we are proud to have directors who are diverse, including with respect to gender, ethnicity and experience. The following table sets out a summary of the director nominees’ primary qualifications, characteristics, skills or experience the director nominees brings to the Board. The lack of a mark for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill, or experience as we look to each director to be knowledgeable in all areas. The biography for each director nominee notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. “Industry Knowledge” encompasses both the regulatory and compliance market in which the Company operates and may also include expertise in the perspective of our clients and their regulators.

	Accounting & Corporate Finance	Marketing or Brand Management	International / Global Business	Strategy and Management	Software Technology Expertise	Corporate Governance	Risk Management (including Cybersecurity Expertise)	Industry knowledge

Richard L. Crandall

Daniel N. Leib

Luis A. Aguilar

Charles D. Drucker

Juliet S. Ellis

Gary G. Greenfield

Jeffrey Jacobowitz

Lois M. Martin

As set forth below, our director nominees also exhibit a balanced mix of tenure, age, independence, and diversity. Two of our eight director nominees are women, one of our eight nominees is ethnically diverse, identifying as Hispanic, and seven of our eight nominees are independent, including our Board Chair. All members of our Audit, Compensation and Corporate Responsibility & Governance Committees are independent.

7 of 8 directors are independent

3 of 8 directors have ethnic or gender diversity

63 years average age

5 years average tenure*

*	2 new directors have been added since the Company became public in 2016 and 2 directors did not stand for re-election

  The Board recommends the

  stockholders vote FOR each

  of our nominees.

1

PROPOSAL 1: ELECTION OF DIRECTORS

Luis A. Aguilar AGE: 68 DIRECTOR SINCE: 2016

CURRENT DIRECTORSHIPS:

Envestnet, Inc.

FORMER DIRECTORSHIPS:

MiMedx Group, Inc.

EXPERIENCE:

Former Commissioner of the U.S. Securities and Exchange Commission (SEC), serving from July 2008 to December 2015. Prior to the SEC, he was a Partner specializing in corporate and securities law matters at McKenna Long & Aldridge, LLP, an international law firm, from 2005 to 2008, and Alston & Bird, LLP, a law firm, from 2003 to 2004. He held various positions including General Counsel, Head of Compliance and Corporate Secretary at Invesco, Inc., a global asset management firm, from 1994 to 2002. He was also Invesco’s Managing Director for Latin America in the 1990’s, and president of one of Invesco’s broker-dealers. He began his career as an attorney at the SEC. He is an expert in corporate governance with a background in compliance and governmental regulation and oversight of public companies. He was named a Board Leadership Fellow by the National Association of Corporate Directors (NACD). He earned a BS from Georgia Southern University, a JD from the University of Georgia and a Master of Laws (Taxation) from Emory University. He is a Principal at Falcon Cyber Investments, a firm focused on cyber security, a position he has held since September 2016. He chairs the Company’s Corporate Responsibility and Governance Committee.

QUALIFICATIONS:

Mr. Aguilar’s experience as Commissioner of the SEC, in private law practice and as General Counsel gives the Board significant expertise in the regulatory environment that drives a significant portion of our business, gives the Board insights into corporate governance best practices and provides insights into the Company’s global investment management and global capital markets businesses.

Richard L. Crandall AGE: 78 DIRECTOR SINCE: 2016

CURRENT DIRECTORSHIPS:

None

FORMER DIRECTORSHIPS:

Diebold Nixdorf, Inc.; Novell Inc.; RR Donnelley & Sons Company

EXPERIENCE:

Chief Executive Officer of Enterprise Software CEO Roundtable, a roundtable for the software industry, a position he has held since he founded Enterprise Software CEO Roundtable in 1994. He is a cybersecurity expert and serves on the Board of the National Cybersecurity Center (Colorado Springs) (the NCC), a position he has held since 2016. The NCC collaborates with the private sector, the military and federal agencies to research cyber threats and to educate the public and private sectors. He founded Comshare, Inc., a decision support software company, in 1966. He served as its Chief Executive Officer for 26 years and Chairman for three years. At Comshare, he successfully guided the company to a 100 percent enterprise software products company and eventual sale in 2003. He has been involved in other leadership roles throughout his career, including having served as Chairman of Giga Information Group, a technology advisory firm. At Novell, he served as Chairman and oversaw the sale of the company to a trio of private equity firms and simultaneously much of its patent library to a consortium led by Microsoft, Apple Computer, Oracle and EMC. He has also been a technology advisor to the U.S. Chamber of Commerce. He serves on the Advisory Board for the Wharton Executive Education Program, Boards That Lead governance initiative. He attended the University of Michigan, where he received a BS in Electrical Engineering, a BS in Mathematics and a Masters in Industrial Engineering. He is a member of the Company’s Corporate Responsibility and Governance Committee.

QUALIFICATIONS:

Mr. Crandall has extensive experience as an entrepreneur and as a leader of several companies, including as a former enterprise software CEO that successfully executed a strategic transformation. His background with extensive experience in board chairmanships and as a strategist with continuing expertise in enterprise software, cybersecurity and digital transformation provides the Board with key insights.

2	2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Charles D. Drucker AGE: 58 DIRECTOR SINCE: 2016

CURRENT DIRECTORSHIPS:

Origin Materials, Inc.

FORMER DIRECTORSHIPS:

MasterCard; Fidelity National Information Services, Inc. (FIS) and Worldpay, Inc. (prior to acquisition by FIS)

EXPERIENCE:

Partner at Artius Capital, a growth investment firm, and co-founder of Artius Acquisition Inc. a special purpose acquisition company with a focus on technology enabled businesses that directly or indirectly offer specific technology solutions, broader technology software and services, or financial services to companies of all sizes which merged into Origin Materials, Inc. in June 2021, each since July 2020. Former Executive Chairman and Chief Executive Officer of Worldpay, Inc., a global leader in integrated omni-commerce payments and formerly known as Vantiv, Inc., from January 2019 to February 2020 when Worldpay was acquired by FIS. He was named Executive Chairman and Co-Chief Executive Officer at the time of Vantiv’s acquisition of Worldpay Group, plc (January 2018). Previously, he was Chief Executive Officer and President of Vantiv, which he joined in 2004. He previously served as executive vice president and COO of STAR Debit Services and as Senior Vice President and General Manager of Commercial Services at Wells Fargo. His entire 35-year career has been in the financial services industry. He is a member of the Company’s Compensation Committee.

QUALIFICATIONS:

Mr. Drucker brings to our Board his extensive executive leadership experience in the payments and technology industries and deep financial services expertise.

Juliet S. Ellis AGE: 63 DIRECTOR SINCE: 2018

CURRENT DIRECTORSHIPS:

Apache Corporation

FORMER DIRECTORSHIPS:

None

EXPERIENCE:

Former chief investment officer of US Growth Equities for Invesco, Inc., where she was responsible for overseeing the allocation and management of over $30 billion in assets across nine fund strategies from 2008 to 2019. Prior to joining Invesco in 2004, she served as a managing director with JPMorgan Fleming Asset Management, where she was responsible for the management of mutual funds, sub-advised portfolios and institutional separate account portfolios. She joined JPMorgan in 1987 as an equity analyst and also served as assistant portfolio manager and director of equity research before being promoted to senior portfolio manager in 1993 and managing director in 2000. She began her career as a financial consultant at Merrill Lynch in 1981. She earned a bachelor’s degree in economics and political science, cum laude, from Indiana University, where she was a member of Phi Beta Kappa. She is a Chartered Financial Analyst® (CFA) charterholder. She is a member of the Company’s Compensation Committee and Corporate Responsibility and Governance Committee.

QUALIFICATIONS:

Ms. Ellis has significant expertise and a successful track record in the investment management industry. As a former lead investment manager, she brings successful financial leadership and experienced perspectives on shareholder priorities, capital allocation and shareholder communication, among other strengths, to our Board.

3

PROPOSAL 1: ELECTION OF DIRECTORS

Gary G. Greenfield AGE: 67 DIRECTOR SINCE: 2016

CURRENT DIRECTORSHIPS:

Diebold Nixdorf, Inc.

FORMER DIRECTORSHIPS:

Avid Technology, Inc.;

Epocrates Inc.; GXS, Inc.;

Hyperion Solutions Corporation; Mobius Management Systems Inc.; Novell Inc.; Vocus Inc.

EXPERIENCE:

Executive Advisor at Court Square Capital Partners, a private equity firm, since April 2020. Partner at Court Square from 2013 to March 2020. From 2007 to 2013, he served as President and CEO of Avid Technology, Inc. where he oversaw a successful turnaround of the firm. He was recruited to Avid Technology to lead the turnaround effort. He served as President and Chief Executive Officer of GXS, Inc. from 2003 to 2007. During this period, he concurrently served as an Operating Partner at Francisco Partners. He received a B.S. in General Engineering and International Security Affairs from the U.S. Naval Academy, a Master of Science Administration from George Washington University, and an M.B.A. from Harvard Business School. He chairs the Company’s Compensation Committee and is a member of the Audit Committee.

QUALIFICATIONS:

Mr. Greenfield is a proven leader in high technology industries both as a CEO and through his experience working with private equity firms that specialize primarily in the technology sector. He has a strong operational track record that has resulted in the ability to grow markets and develop products. His skills at developing company vision and strategies in the evolving software development field strengthen our Board in this area.

Jeffrey Jacobowitz AGE: 53 DIRECTOR SINCE: 2019

CURRENT DIRECTORSHIPS:

None

FORMER DIRECTORSHIPS:

Exar Corporation; Telular Corporation; Alloy Inc.

EXPERIENCE:

Founder and managing member of Simcoe Capital Management, LLC, an investment management firm formed in February 2003. Previously, he was a research analyst and managing director with Robotti & Company LLC, an investment research firm, from 2002 to 2014. He was a research analyst with Naples, Florida-based Private Capital Management, an investment management firm from 1999 to 2002 and a research analyst with Robotti & Company, LLC from 1996 to 1999. Prior to 1996, he was a senior accountant with Deloitte & Touche LLP, a public accounting firm. He holds a Bachelor of Arts from the University of Maryland Baltimore County. According to an amendment to Schedule 13D filed by Simcoe Capital Management, LLC on December 2, 2019, Simcoe and its affiliates hold 10.2% of the Company’s outstanding shares of common stock. Mr. Jacobowitz is a member of the Company’s Audit Committee.

QUALIFICATIONS:

Mr. Jacobowitz’s unique perspective as a stockholder will provide key insights to stockholder viewpoints and his over twenty years of investment, finance and accounting experience will further strengthen the Board’s expertise in these areas.

4	2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Daniel N. Leib AGE: 55 DIRECTOR SINCE: 2016

CURRENT DIRECTORSHIPS:

William Blair Mutual Funds

FORMER DIRECTORSHIPS:

None

EXPERIENCE:

President and Chief Executive Officer, and a member of DFIN’s Board, since the Company became an independent public company in 2016. Prior to the Company’s spin-off from RR Donnelley & Sons Company (RRD), he served as RRD’s Executive Vice President and Chief Financial Officer since May 2011. Prior to that, he held various positions of increasing responsibility including Group Chief Financial Officer, Senior Vice President of Finance, Mergers & Acquisitions, Treasurer, and Vice President of Investor Relations. Prior to RRD, he held positions with Interpublic Group of Companies, Dun & Bradstreet, Sears and Andersen Consulting. He graduated from New York University with an MBA and from University of Illinois, Champaign-Urbana with a Bachelor of Science in Finance.

QUALIFICATIONS:

Mr. Leib has significant management experience, including strategy, mergers & acquisitions, treasury, investor relations, operations and international operations. He has many years of executive leadership experience, a strong background in corporate finance and strategy, and possesses integral knowledge of the opportunities and challenges facing the Company.

Lois M. Martin AGE: 59 DIRECTOR SINCE: 2016

CURRENT DIRECTORSHIPS:

None

FORMER DIRECTORSHIPS:

ADC Telecommunications Inc.; MTS Systems Corporation; Raven Industries

EXPERIENCE:

Chief Financial Officer of Mortenson, a private construction and real estate development company, since 2017. Previously, she served as Executive Vice President and Chief Financial Officer of Ceridian Corporation, a private human resource software development company, from 2012 to 2016. She was Senior Vice President and Chief Financial Officer of Capella Education Company from 2004 to 2011 and Deluxe Corporation from 1993 to 2001, each a publicly traded company. She has overseen the process of separating and spinning off businesses, including the spin-off and IPO of Deluxe’s payment business that was known as eFunds. She is also experienced with the integration of acquisitions into existing businesses. She began her career as an auditor for PriceWaterhouseCoopers. She earned a bachelor’s degree from Augustana University. She chairs the Company’s Audit Committee.

QUALIFICATIONS:

Ms. Martin is a financial expert whose 30-year career has been spent in the financial operations side of businesses both public and private, with a unique background in corporate restructurings and insight into the challenges and successes of capital restructurings, including spin-offs. She also brings significant M&A experience to the Board.

In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting. In 2021, the Board met five times. Each director of the Company during 2021 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

5

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board recommends the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Company is presenting a proposal that gives stockholders the opportunity to cast an advisory (non-binding) vote on our executive compensation for named executive officers (NEOs), by voting for or against it. The advisory vote on executive compensation described in this proposal is commonly referred to as a Say-on-Pay vote. While this vote is advisory, and thus not binding on us, the Board values the opinions of our stockholders and the Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding NEO compensation. Under current Board policy, the stockholder vote for advisory approval of NEO compensation will occur annually and we anticipate that the next such vote will occur at our 2023 Annual Meeting.

Our Compensation Discussion and Analysis, or the CD&A, section of this proxy statement describes our executive compensation program and the decisions and rationale of our Compensation

Committee. Our goal is to retain and attract experienced and talented executive officers, and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that create stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation programs with the goal that actual realized pay varies against targeted compensation opportunity, based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the policies and practices described in this proxy statement. We are asking our stockholders to support our named executive officer compensation by voting FOR the following resolution at the 2022 Annual Meeting:

“RESOLVED: that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement.”

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2022 Annual Meeting and entitled to vote on the advisory resolution on executive compensation is required to approve the proposal.

6	2022 PROXY STATEMENT

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022.

Proposal 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2022. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the 2022 Annual Meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2022 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2022 is required to approve the proposal.

7

Questions and Answers About How to Vote Your Proxy

Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

Q: How do I access the Proxy Materials, including the 2021 Annual Report and this Proxy Statement?

A: We are pleased to take advantage of SEC rules that allow us to furnish our proxy materials, including our 2021 Annual Report and this Proxy Statement (the Proxy Materials), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2021 Annual Report are available at www.proxydocs.com/DFIN.

Q. Who can vote?

A. You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the close of business on the record date of March 21, 2022.

Q. What is the difference between holding shares as a “shareholder of record” and a “street name” holder?

A. If your shares are registered directly in your name through Computershare, the Company’s transfer agent, you are considered a “shareholder of record.” If your shares are held in a brokerage account or bank, you are considered a “street name” holder.

Q. How do I vote if shares are registered in my name (as a shareholder of record)?

A. By Mail: Sign, date and return the enclosed proxy card in the postage paid envelope provided.

By Telephone or Internet: Call the toll-free number listed on your proxy card, log on to the website listed on your proxy card or scan the QR code on your proxy card and follow the simple instructions provided.

By Attending the 2022 Annual Meeting on the Internet: Withdraw your earlier proxy and vote at the Annual Meeting via the Internet.

The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

Q. How do I vote if my shares are held in “street name?”

A. You should give instructions to your broker on how to vote your shares.

If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

All proposals other than the ratification of appointment of the independent registered public accounting firm (Proposal 3) are considered non-routine matters. Accordingly, your broker will not have the discretion to vote shares as to which you have not provided voting instructions with respect to any of these matters. Ratification of the appointment of the independent registered public accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

8	2022 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

Q: How do I participate in the Annual Meeting?

A: This year’s Annual Meeting will be accessible through the Internet. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally, and without cost, using an Internet-connected device from any location around the world and increases our ability to engage with all stockholders, regardless of size, resources or physical location. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 21, 2022, the record date, or hold a valid proxy for the meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/DFIN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and to vote and submit questions during the meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:30pm Central time.

Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

Q. Can I revoke my proxy or change my vote after I have voted?

A. If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;
•	By executing and delivering another proxy that bears a later date;
•	By voting by telephone at a later time;
•	By voting over the Internet at a later time; or
•	By voting in person at the meeting on the Internet.

If your shares are held in street name, you must contact your broker to revoke your proxy.

Q. How are votes counted?

A. In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2022 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Q. What are my options when voting for directors (Proposal 1)?

A. When voting to elect directors, you have three options:

•	Vote FOR a nominee;
•	Vote AGAINST a nominee; or
•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by a vote of the majority of votes cast. A majority of votes cast means that the number of shares voted “FOR” a nominee’s election must exceed the number of shares voted “AGAINST” such nominee. Each nominee receiving a majority of votes cast “FOR” his or her election will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such nominee.

Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Q. What are my options when voting on any other proposals (Proposals 2 and 3)?

A. When voting on any other proposal, you have three options:

•	Vote FOR a given proposal;
•	Vote AGAINST a given proposal; or
•	ABSTAIN from voting on a given proposal.

Each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish

9

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

to “ABSTAIN” from voting on any of Proposals 2 or 3, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted “FOR” or “AGAINST” any proposal but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

Broker non-votes are not counted in determining the number of shares voted for or against any proposal and will not be counted as present and entitled to vote on either of Proposals 2 or 3.

Q. How will my shares be voted if I sign and return my proxy card with no votes marked?

A. If you sign and return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director identified in this proxy statement (Proposal 1);
•	FOR the proposal on advisory vote on executive compensation (Proposal 2); and
•	FOR ratification of the Company’s independent registered public accounting firm (Proposal 3).

Q. How are proxies solicited and what is the cost?

A. The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies.

The Company has hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 to help solicit proxies, and has agreed to pay it $15,000 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

Q. How many shares of stock were outstanding on the record date?

A. As of close of business on the record date of March 21, 2022, there were 32,559,075 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal.

10	2022 PROXY STATEMENT

Company Information

THE BOARD’S COMMITTEES AND THEIR FUNCTIONS

The Board has three standing committees. The members of those committees and the committees’ responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s web site at the following address: http://investor.dfinsolutions.com/corporate-governance/governance-documents. A print copy of each charter is available upon request.

	BOARD	AUDIT	CRG	COMPENSATION
Luis Aguilar	X		Chair
Rick Crandall	Chair		X
Charles Drucker	X			X
Juliet Ellis	X		X	X
Gary Greenfield	X	X		Chair
Dan Leib	X
Lois Martin	X	Chair
Jeff Jacobowitz	X	X

Audit Committee—assists the Board in its oversight of (1) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits; (2) the qualifications and independence of the Company’s independent registered public accounting firm; (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm; and (4) the Company’s risk assessment and risk management policies and practices.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

The Audit Committee is chaired by Ms. Martin and consists of Ms. Martin, Mr. Greenfield and Mr. Jacobowitz. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each of the members of the Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC. The committee met four times in 2021.

Corporate Responsibility & Governance Committee—(1) makes recommendations to the Board regarding nominees for election to the Board, taking into account the overall diversity of the Board,

and recommends policies and practices relating to the governance of the Company and the Board; (2) reviews and makes recommendations to the Board with respect to the Company’s corporate governance framework; (3) conducts the annual review of the performance of the Board, its committees and its members; and (4) reviews and evaluates the Company’s policies, practices and initiatives with respect to key environmental, social and corporate governance (ESG) issues such as climate and workforce diversity and inclusion, and monitoring its progress towards its corporate responsibility goals and objectives. Pursuant to its charter, the Corporate Responsibility & Governance Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms.

The Corporate Responsibility & Governance Committee is chaired by Mr. Aguilar and consists of Mr. Aguilar, Mr. Crandall and Ms. Ellis. The Board has determined that each member is “independent” within the meaning of the rules of the NYSE. The committee met four times in 2021.

Compensation Committee—(1) establishes the Company’s overall compensation strategy; (2) establishes the compensation of the Company’s directors, chief executive officer, other senior officers and key management employees; (3) adopts amendments to, and approves terminations of, the Company’s employee benefit plans;(4) reviews the Company’s succession planning practices for the Chief Executive Officer and for other key senior management positions; (5) reviews and evaluates the Company’s

11

THE BOARD’S COMMITTEES AND THEIR FUNCTIONS

human capital management; and (6) reviews and approves compensation-related disclosures for inclusion in the Company’s annual proxy statement in accordance with the rules and regulations of the SEC.

Pursuant to its charter, the Compensation Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company and will have the sole authority to approve any such firm’s fees and other retention terms. Pursuant to its charter, prior to selecting or receiving any advice from any committee adviser (other than in-house legal counsel) and on an annual basis thereafter, the Compensation Committee must assess the independence of such committee advisers in compliance with any applicable NYSE listing rules and the federal securities laws. The Compensation Committee must also review and approve, in advance, any engagement of any compensation consultant by the Company for any services other than providing advice to the committee regarding executive officer compensation.

The Compensation Committee engaged Meridian Compensation Partners, or Meridian, as its independent compensation consultant to provide objective analysis, advice and recommendations on executive officer pay in connection with the Compensation Committee’s decision-making process for 2021.

For 2021, Meridian’s fees for executive compensation consulting services provided to the Compensation Committee were approximately $147,000. Meridian had no fees for non-executive compensation consulting services in 2021.

Meridian reports directly to the Compensation Committee and not to management on executive officer and director compensation matters. The Compensation Committee reviews management’s preliminary recommendations and makes final compensation decisions. The Compensation Committee, with the assistance of its consultants, reviews and evaluates the Company’s executive and employee compensation practices and determines, based on this review, whether any risks associated with such practices are likely to have a material adverse effect on the Company. Meridian advised the Compensation Committee on the 2021 compensation levels of the Company’s executive officers and provided advice related to proposed compensation. The Committee, with the assistance of its consultants, has reviewed and evaluated the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company.

See Compensation Discussion and Analysis section of this proxy statement for further information regarding the Compensation Committee’s risk assessment and other executive compensation decisions.

The Compensation Committee is chaired by Mr. Greenfield and consists of Mr. Greenfield, Ms. Ellis and Mr. Drucker. The Board has determined that each member is “independent” within the meaning of the rules of the NYSE. The committee met five times in 2021.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or has been an officer or employee of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. No member of our Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the board of directors or is a member of a compensation committee (or other committee serving an equivalent function).

POLICY ON ATTENDANCE AT STOCKHOLDER MEETINGS

Directors are expected to attend regularly scheduled meetings of stockholders, except when circumstances prevent such attendance, and directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All of the members of the Board attended the Company’s 2021 Annual Meeting of Stockholders.

12	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Governance Highlights

The Company has adopted a number of governance best practices, including:

•	No stockholders rights plan (poison pill);
•	Annual election of directors;
•	Majority voting for the election of directors;
•	No super majority voting;
•	25% or greater stockholders may call a special meeting;
•	Independent compensation consultant;
•	Clawback policy;
•	Political Activities Disclosure Policy;
•	Split leadership—Non-executive Chairman and separate Chief Executive Officer;
•	All independent directors except for the CEO;
•	Fully independent Audit, Compensation and Corporate Responsibility & Governance Committees;
•	Three of eight directors diverse in gender and/or ethnicity;
•	Annual Board and committee self-evaluations;
•	Formal delegation of ESG oversight responsibility to Corporate Responsibility & Governance Committee;
•	Board compensation heavily weighted toward equity; and
•	Stock ownership guidelines for senior officers and directors.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: http://investor.dfinsolutions.com/corporate-governance/governance-documents and a print copy is available upon request.

Code of Ethics

The Company has adopted and maintains a set of Principles of Ethical Business Conduct. The policies referred to therein apply to all directors, officers and employees of the Company. In addition, in accordance with the NYSE listing requirements and SEC rules, the Company has adopted and will maintain a Code of Ethics that applies to its chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company will post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: http://investor.dfinsolutions.com/corporate-governance/governance-documents and a print copy is available upon request.

Independence of Directors

The Company’s Principles of Corporate Governance provides that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All non-employee directors of our Board are independent in accordance with NYSE requirements. As the Company’s CEO, Mr. Leib is not independent.

Executive Sessions

The Company’s independent directors are expected to meet regularly in executive sessions without management. Executive sessions are led by the chairman of the Board. An executive session is expected to be held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also is expected to meet in executive session without management in conjunction with each regularly scheduled committee meeting and such sessions will be led by the chair of such committee.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of the

13

CORPORATE GOVERNANCE

stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies at all times, however, the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. The Board’s Principles of Corporate Governance provide that the Corporate Responsibility & Governance Committee shall periodically review chairman of the Board or any committee and recommend any changes to the Board for purposes of succession planning.

Board and Committee Evaluations

The Board undertakes an annual evaluation process to identify ways to enhance the Board’s and committees’ effectiveness. This process is coordinated by the Chair of the Corporate Responsibility & Governance Committee and includes interviews of each director and management conducted by a third-party governance expert. Results of the individual evaluation discussions are then reviewed by the third-party governance expert with the Board, including the Chief Executive Officer, after which it is determined by the Chairman of the Board and the Chair of the Corporate Responsibility & Governance Committee whether discussions with any individual director concerning performance are necessary. Each committee is also encouraged to discuss the results with respect to their committee.

Director Orientation and Continuing Education

Our orientation program is designed to familiarize new directors with our businesses, strategies, and policies and assist new directors in developing Company and industry knowledge to optimize their service on the Board through meetings with members of executive management and review of a variety of Board and Company related materials. We also believe that regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities and we encourage our directors to take advantage of Company provided financial and administrative support to attend qualifying academic or other independent programs.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan annually and periodically throughout the year as part of its consideration of the strategic direction of the Company. The Board also reviews the output of the Company’s risk management process each year, including cybersecurity risk management processes, overseen by the Audit Committee.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. As part of its duties, the Audit Committee will review with management (1) Company policies with respect to risk assessment and management of risks that may be material to the Company, (2) the Company’s system of disclosure controls and system of internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements and (4) the Company’s cybersecurity risk management processes.

The Board is actively engaged in the oversight of the Company’s cybersecurity and information security programs. The Board receives reports on the Company’s cybersecurity program and developments in information security at each meeting from the Chief Information Security Officer and, at least once each year, the Board discusses cybersecurity and information security risks with the Chief Information Officer and Chief Information Security Officer. Additionally, the Board receives real-time reports from management on key developments across our industry, as well as specific information about vendors and other significant incidents. The Company’s global information security team, in collaboration with independent third parties, assesses both risks and changes in the cyber environment and adjusts the Company’s cybersecurity program as needed.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board.

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility & Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

14	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

The Corporate Responsibility & Governance Committee also oversees risks related to the Company’s governance structure, policies and processes, including by overseeing the Board self-assessment process, related person transactions, certain compliance issues, including periodic review of the Company’s Principles of Ethical Business Conduct and Board and committee structure to ensure appropriate oversight of risk. In addition, the Corporate Responsibility & Governance Committee oversees risks related to the Company’s ESG related programs, including climate and workforce diversity and inclusion.

The Compensation Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Global Sustainability

The Company’s foundation is built on delivering trusted solutions to our clients through responsible and sustainable business practices and the Board oversees and supports the Company in this endeavor. We have adopted the Sustainability Accounting Standards Board (SASB) framework to disclose the ESG practices that are integral to our business and believe a dedication to sustainability is critical for economies and for all global citizens. The Company prioritizes the development and wellbeing of our employees, the communities where we live and work, and protection of the environment, while holding ourselves to the highest government and industry standards. Our Global Sustainability Policy is available through the Sustainability link on the Investors page of the Company’s web site at the following address: http://investor.dfinsolutions.com.

The Company believes in the protection and responsible use of the world’s natural resources to ensure a sustainable future. We source 100% of the electricity used by our manufacturing facilities from the purchase of renewable energy credits to reduce our carbon footprint. Each year we also participate in the Carbon Disclosure Project (CDP) which helps us measure, manage and disclose our greenhouse gas emissions. In addition, we offer our clients the ability to select printed products from recycled paper and paper that is sourced from well-managed forests. We participate in the Forestry Stewardship Council (FSC) certified Chain of Custody program, an industry standard that verifies the path products take from the forest through the supply chain. We also use eco-friendly inks that are easier to remove during recycling.

In August 2021, DFIN adopted a fully flexible workplace model in response to employee input where 88% preferred flexible work arrangements. Employees work remotely full time; except for manufacturing and APAC employees whose roles require them to be on site. In 2021, the Company’s physical footprint decreased by 0.4 million square feet, or 31%. The number of leased facilities declined from 48 at the end of 2020 to 41 at the end of 2021.

Human Capital Management

The Board and the Corporate Responsibility & Governance and Compensation Committees oversee the Company’s human capital management strategies, including our inclusion and diversity efforts, and routinely engage with senior leadership on talent and culture. The Company’s human capital management objective is to attract, retain and develop talent to deliver on our corporate strategy and we strive to get the best talent available, develop their skills and abilities to help them grow their careers, and keep them engaged and motivated with rewards based on their contributions and performance.

In 2021, the Company launched its “My Total Wellbeing” strategy that provides greater market-driven and predictable pay and benefit programs. My Total Wellbeing encompasses:

My Time—The Company evaluates its “time off” policies to address the diverse and changing needs of the workforce. We offer every employee at least four weeks of paid time off, including paid sick time. Additionally, in 2021, the Company increased its paid parental leave from four to six weeks for both moms and dads. In 2021, the Company implemented a flexible model that allows employees the option to continue to work from home, with the exception of essential employees whose roles require them to be on site, while the Company maintains office space that is available for team meetings, collaboration and other critical in-person events.

My Career—The Company is committed to helping employees grow their skills and capabilities. To facilitate that goal, in 2021, the Company launched a new career framework for U.S. employees that helps employees make informed choices about their skill development and career growth. The career framework includes a “Career Map” that shows every role in the Company by level. This helps employees understand how their job fits into the overall structure and shows the various pathways for advancement.

My Health—The Company offers comprehensive health benefits including medical insurance, prescription drug benefits, dental insurance and vision insurance. The Company’s programs focus on physical health, emotional/mental health and encourages all

15

CORPORATE GOVERNANCE

employees to take ownership of their wellbeing. Program highlights include topical webinars, targeted programs (e.g., tobacco cessation, diabetes management and weight management) and employee assistance programs.

My Money—The Company offers competitive base salaries and a variety of compensation programs to reward performance relative to key strategic and financial metrics. The Company also cultivates a “pay for performance” culture in which when we do well, we share those rewards with employees. Based on the Company’s strong fiscal year 2021 results, in March 2022, the Company paid a performance bonus to all employees who were not eligible for another variable compensation program and also made a discretionary match to the Company’s 401(k) plan of 333% of employee contributions, up to 3% of eligible compensation. We also announced that beginning in 2022, there will be a 401(k) match of 50 cents for every dollar an employee contributes up to 6% of eligible compensation and the Company has the ability to contribute a discretionary match that would apply to employee contributions, based on the Company’s performance, as determined by the Company. Other financially focused benefits available include accident and critical illness insurance, life and disability insurance, health savings account (which includes a company contribution), flexible spending accounts and a group legal services plan.

Diversity, Equity & Inclusion (“DEI”)—Creating an inclusive community in which all voices are heard is key to the Company’s success. In 2021, we launched a DEI Council comprised of individuals with various backgrounds and experience across the organization, with a mission “to be a strategic resource to Company leadership to help keep a sustained focus on DEI. We aspire to foster a culture where all employees feel valued, respected and heard. Inclusivity will enable us to attract and retain the very best talent.”

The pillars of education and awareness, advocacy and support and fairness and equality will continue to guide the actions that are aligned to the Company’s goals and support fostering an inclusive environment. In 2021, the Company introduced voluntary self-identification for gender identity and sexual orientation.

As of December 31, 2021, the Company had approximately 2,185 employees, approximately 80% of whom are located in the United States and approximately 20% in international locations. Our workforce is approximately 40% female and 60% male, with an average tenure of approximately 13.2 years with the Company (including periods prior to the Company’s separation from RRD).

We have made progress in bringing more diverse perspectives to leadership. Since the beginning of 2021, approximately 59% of all U.S. hires and promotions at the manager level and above have been women or people of color. Women or people of color constitute approximately 25% and 13% of the Company’s Board of Directors, respectively. In 2021, approximately 36% of our U.S. employees in managerial roles were women and approximately 24% of its U.S. employees in managerial roles were people of color.

The Company is committed to paying its employees in a fair and equitable way. In 2021, the Company retained a compensation consultant to review its pay structures against market practices. Additionally, the Company has a rigorous internal compensation review process. The Company is also committed to increasing gender and racial diversity at all levels of the Company through recruiting, training and promotion opportunities, especially at the management level. In 2022, a portion of executive performance incentive pay will be tied to achieving that objective.

Training and Development—The Company invests in its employees’ skills and professional development by offering virtual, social and self-directed learning, mentoring, coaching and career development opportunities. In 2021, approximately 55% of employees engaged in self-directed learning and development activities through its on-demand learning platform. We provide our employees with curated and targeted learning pathways for leadership, finance, and technical roles as well as safety, compliance and equipment-related training. We also continue to focus on leadership development and piloted cohort leadership development programs aligned to the Company’s values and leadership behaviors.

In addition to personal training and development, the Company requires employees to complete a series of mandatory courses in data protection, principles of ethical business conduct, harassment awareness and anti-corruption. In 2021, the Company achieved more than 99% completion of these required courses.

Employee Experience and Retention—The Company gains insight into what matters to its employees, what motivates them and how best to reach them by regularly surveying employees on culture, from wellbeing to career development. In a 2021 survey sponsored by the newly created DEI Council to gauge employee sentiment, a majority of employees who responded said they feel comfortable being their authentic, whole selves at work, and feel that the Company cultivates a culture where people of all backgrounds are welcome and valued. The Company consistently tracked whether employees felt treated with dignity and respect

16	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

and whether employees felt proud to work at the Company. Over three separate surveys in 2021, employees consistently reported that they “almost always” felt treated with dignity and respect by their managers and leaders and “almost always” felt proud to work at the Company.

Health and Safety—The health, safety and wellbeing of employees is the Company’s highest priority and the Company believes everyone contributes to a safe and healthy work environment no matter their role in the organization. The Company’s Environmental, Health and Safety Management System aligns with ISO 14001 and 45001. The Company sets annual leading and lagging indicators to improve its sustainability performance and achieved, in 2021, a workforce total recordable incident rate of 0.32 (per 200,000 hours worked). Employee engagement and positive recognition are pivotal to our success. The Company’s manufacturing employees participate in robust safety committees and quarterly roundtables to share best practices transparently and conduct a Speak Up for Safety employee recognition program for identifying near misses. The Company also observes Safety Month globally and in 2021 focused on COVID-19 vaccination benefits, cyber safety, ergonomics and emotional health. Results from the annual Safety Monthly Survey showed that 84% of employees who responded believe their safety, health and wellbeing is a priority at the Company. Finally, in November 2021, 57 employees were nominated for a Safety Pinnacle Award. These awards recognize the best-in-class contributions of employees from across the Company who foster a culture of safety, health and wellbeing in the workplace.

As the pandemic persists, the Company continues to focus on safety and health, especially among its manufacturing employees who continue work on site. We implemented a company-wide COVID-19 Protocol for reporting suspected and/or positive cases, contact tracing, communications and employee testing to help prevent workplace exposure.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601 and otherwise in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2023 Annual Meeting section of this proxy statement). The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate. The committee also considers candidates recommended by management and members of the Board.

After conducting an initial evaluation of a potential candidate, the Chairman of the Board and/or the chair of the Corporate Responsibility & Governance Committee generally will interview that candidate if it believes such candidate might be suitable to be a director. The candidate may also meet with other members of the Board and, under certain circumstances, members of management. If the Corporate Responsibility & Governance Committee believes a candidate would be a valuable addition to the Board, considering the criteria and competencies discussed in the next paragraph, it will recommend that candidate’s election to the full Board.

In identifying and evaluating nominees for directors, the committee takes into account the applicable requirements for directors under the listing rules of the NYSE. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, integrity, ethics, leadership expertise, industry experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee will be a balanced and diverse Board, with members whose skills, viewpoints, backgrounds and experiences complement each other and, together, contribute to the Board’s effectiveness as a whole. See the Skills Matrix immediately prior to our director and nominee biographies under Proposal 1—Election of Directors.

The Corporate Responsibility & Governance Committee from time to time may engage third-party search firms to identify candidates for director and may use search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chair of the Corporate Responsibility & Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, IL 60601. Any stockholder must include the number of shares of the Company’s common stock he or she holds, and any interested party must detail his or her relationship with the Company in any communication to the

17

CORPORATE GOVERNANCE

Board. Communications received in writing will be distributed to the chair of the Corporate Responsibility & Governance Committee or the non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s).

Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

18	2022 PROXY STATEMENT

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 21, 2022 by all directors and nominees, each of the persons named in the tables under the Executive Compensation section below, and the directors and executive officers as a group. The table below includes all stock awards subject to vesting conditions that vest within 60 days of March 21, 2022. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained from filings pursuant to Sections 13(d) and (g) of the Exchange Act. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all common stock beneficially owned set forth opposite their name. The percentages shown are based on 32,559,075 outstanding shares of common stock as of March 21, 2022. Unless otherwise indicated, the address for each beneficial owner who is also a director, nominee or executive officer is 35 West Wacker Drive, Chicago, Illinois 60601.

	BENEFICIAL OWNERSHIP
NAME	NUMBER	PERCENTAGE
Principal Stockholders
BlackRock, Inc. and affiliated persons (1)	4,841,999	14.9%
Simcoe Capital Management, LLC and affiliated persons (2)	3,300,000	10.1%
American Century Investment Management, Inc. and affiliated persons (3)	2,288,735	7.0%
The Vanguard Group and affiliated persons (4)	1,926,009	5.9%
Named Executive Officers (5)
Daniel Leib	364,172	1.1%
David Gardella	138,862	*
Craig Clay	49,953	*
Eric Johnson	61,477	*
Jennifer Reiners	46,621	*
Directors and Director Nominee (6)
Jeffrey Jacobowitz (7)	3,336,088	10.2%
Richard Crandall	126,721	*
Charles Drucker	106,427	*
Gary Greenfield	56,427	*
Lois Martin	56,427	*
Luis Aguilar	51,427	*
Juliet Ellis	43,214	*
Directors and Executive Officers as a group (12 persons)	4,437,816	13.6%

*	Less than one percent.

(1)

BlackRock, Inc., or BlackRock, is an investment advisor with a principal business office at 55 East 52nd Street, New York, New York 10055. This amount reflects the total shares expected to be held by BlackRock clients. BlackRock is expected to have sole investment authority over all shares and sole voting authority over 4,747,056 shares.

(2)

Simcoe Capital Management, LLC, or Simcoe Capital, is an investment manager with a principal business office at 540 Madison Avenue, 27th Floor, New York, New York 10022. This amount reflects the total shares expected to be held by Simcoe Capital clients. Simcoe Capital is expected to have sole investment authority and sole voting authority over all shares.

(3)

American Century Investment Management, Inc., or ACMI, is an investment advisor with a principal business office at 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. This amount reflects the total shares expected to be held by ACIM clients. ACIM is expected to have sole investment authority over all shares and sole voting authority over 2,242,598 shares.

(4)

The Vanguard Group, Inc., or Vanguard, is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares expected to be held by Vanguard clients. Vanguard is expected to have sole investment authority over 1,877,639 shares and shared investment authority over 48,370 shares, sole voting authority over no shares and shared voting authority over 26,655 shares.

(5)	Does not reflect ownership of restricted stock units that will not vest within 60 days.

(6)

Reflects ownership of common stock and restricted stock units that will vest on the earlier of the date the director ceases to be a director or the first anniversary of the grant date. Amounts for Mr. Crandall also reflect restricted stock units that will vest on the date Mr. Crandall ceases to be a director of the Company.

(7)

Includes 3,300,000 shares that Mr. Jacobowitz is deemed to indirectly beneficially own as a Managing Member of Simcoe Capital based on his shared voting power and shared dispositive power with respect to such shares. (See footnote 2).

19

Compensation Discussion & Analysis

This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, we are referring to the following individuals whose 2021 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

NAME	POSITION
Daniel N. Leib	Chief Executive Officer
David A. Gardella	Chief Financial Officer
Craig D. Clay	President, Global Capital Markets (GCM)
Eric J. Johnson	President, Global Investment Companies (GIC)
Jennifer B. Reiners	General Counsel

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

EXECUTIVE SUMMARY

2021 Business Highlights

•

The Company delivered outstanding financial results for the year, while also continuing to improve its sales mix. Net sales were $993.3 million in 2021, representing year-over-year growth of 11%. Excluding print and distribution, net sales grew approximately 30%, as the Company drove strong transactional and software sales throughout the year. Full-year 2021 software solutions net sales totaled $270 million, setting another annual record. 2021 software solutions net sales growth was led by its Venue dataroom offering, which grew approximately 46%, and its recurring compliance offerings, most notably Arc Suite and ActiveDisclosure, which grew approximately 33% and 27%, respectively.

•

An improved net sales mix, combined with diligent cost control and a focused effort on improving the Company’s working capital management, lead to improved operating performance and record annual operating cash flow of $180.0 million in 2021, representing an increase of $25.8 million, or 17%, compared to 2020. 2021 free cash flow of $137.7 million, also an annual record, represented an increase of $14.6 million compared to 2020(1).

(1)

Free cash flow, net leverage and net debt are non-GAAP measures that exclude the impact of items noted in the reconciliation tables in Appendix A. See such tables for amounts and reconciliations to the most comparable GAAP measures.

20	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•

The Company continued its stockholder-friendly capital allocation during 2021, repurchasing nearly 1 million shares, or approximately 3%, of the Company’s outstanding shares at an average price of $33.30 per share.

•

The Company refinanced its remaining outstanding debt in 2021 at a significantly favorable interest rate, resulting in approximately $14 million of reduced interest expense on an annualized basis. In addition, the Company reduced its total debt by $107 million during the year, resulting in year-end non-GAAP net leverage to 0.2x, a reduction from 0.9x at year-end 2020. Since becoming a standalone company in October of 2016, the Company has reduced its non-GAAP net debt by approximately $514 million(1).

(1)

Free cash flow, net leverage and net debt are non-GAAP measures that exclude the impact of items noted in the reconciliation tables in Appendix A. See such tables for amounts and reconciliations to the most comparable GAAP measures.

21

COMPENSATION DISCUSSION AND ANALYSIS

Key 2021 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during 2021 are set forth below.

COMPENSATION COMPONENT	LINK TO BUSINESS AND TALENT STRATEGIES	2021 COMPENSATION ACTIONS
Base Salary (Page 27)	• Competitive base salaries help attract and retain executive talent

•   Base salary for the General Counsel was increased to be appropriately competitive within the market

•   The Compensation Committee determined not to raise the base salaries of the CEO, CFO, and Business Unit Presidents

Annual Cash Incentive Compensation (Page 27)	• Focuses executives on achieving annual financial and strategic corporate initiatives that are key indicators of annual financial and operational performance

•   EBITDA and software solutions revenue growth remain key drivers of our financial success at the corporate and business unit level

•   Identified 5 top strategic corporate initiatives critical to our operational success

•   Individual performance can increase or decrease the calculated payout by 25%

•   Annual cash incentive awards for the NEOs were earned at an average of 189.5% of target.

Long-Term Equity Incentive Compensation (Page 31)

•   Performance share units (PSUs) are measured by achievement of software solutions revenues and EBITDA margin, which are key indicators of long-term performance and creation of stockholder value

•   Restricted stock units (RSUs) provide focus on stock price growth and serve our talent retention objectives

•   2019-2021 Performance share units (PSUs) were measured by achievement of cumulative free cash flow and cumulative net sales goals

•   The long-term incentive award mix consists of 67% PSUs and 33% RSUs

•   PSUs are subject to 3 1-year performance periods for each of 2021, 2022 and 2023 and a 3-year performance period (2021-2023) each weighted 25% of the total payout and will be earned based on achievement of software solutions revenue (weighted 50%) and EBITDA margin (weighted 50%) goals in each of the performance periods. All earned PSUs will vest at the end of the 2023 performance year.

•   PSUs granted in 2019 with a performance period of 2019-2021 vested at 126% of target.

•   RSUs vest in equal annual installments over three years.

22	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

Our goal is to retain and attract experienced and talented executive officers, and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that create stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation programs with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunity, based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

The table below outlines each of the principal elements of the Company’s executive compensation program:

23

COMPENSATION DISCUSSION AND ANALYSIS

The targeted mix of total direct compensation we established at the beginning of 2021 for our CEO and the other NEOs is illustrated below. We believe the mix of compensation components, the allocation between cash and equity, the time horizon between short-term and long-term performance and the differentiation between fixed and variable compensation collectively provide appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value.

Executive Compensation Governance Best Practices

The Compensation Committee reviews the Company’s executive compensation program on an ongoing basis to evaluate whether the program supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

✓ Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation

✘ We do not have tax gross-ups

✘ We do not allow dividends or dividend equivalents on unearned equity awards

✘ We do not allow repricing of underwater stock options without stockholder approval

✘ We do not allow hedging or short sales of our securities

✘ We do not allow pledging of our securities

✘ We do not provide excessive perquisites to executive officers

✓ Pre-established performance goals that are aligned with creation of long-term stockholder value
✓ Market comparison of executive compensation against a relevant peer group
✓ Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company
✓ Double-trigger vesting for equity awards in the event of a change in control
✓ Robust stock ownership guidelines
✓ Clawback policy that applies to all cash and equity incentives
✓ Mitigate undue risk
✓ Annual say-on-pay vote

24	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2021 Say-On-Pay Vote

In 2021, we held an advisory “say-on-pay” vote. In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval of approximately 98.4% of the votes cast for the Company’s advisory say-on-pay vote at our 2021 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2021 say-on-pay vote and the substantial support received from stockholders. The Compensation Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.

HOW WE DETERMINE EXECUTIVE COMPENSATION

Our Executive Compensation Philosophy and Objectives

The goal of our executive compensation program is to attract, retain, and motivate our executive team. Overall compensation levels are generally targeted at the market median but may vary based upon each executive’s experience, skills and performance. The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive long-term stockholder value creation and seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic initiatives. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:

•	Attracting and Retaining the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance-driven mindset.
•	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•	Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.

25

COMPENSATION DISCUSSION AND ANALYSIS

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee

•   Establishes executive compensation philosophy

•   Approves incentive compensation programs and target performance expectations for the annual incentive plan (AIP) and long-term incentive (LTI) awards

•   Approves all compensation actions for the named executive officers, including base salary, target and actual AIP awards and LTI grants

All Independent Board Members	• Assess performance of the CEO
Independent Compensation Committee Consultant—Meridian Compensation Partners

•   Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, non-employee director compensation and executive compensation trends

•   Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•   Reports to the Compensation Committee, does not perform any other services for the Company and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management

•   Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions with advice from its independent consultant, as appropriate

•   Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Peer Group Selection and Market Data

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as general industry survey data. The peer group is used as a reference point to assess the competitiveness of base salary, incentive targets, and total direct compensation awarded to the NEOs and as information on market practices, including share utilization and share ownership guidelines. We updated our peer group in 2020 for compensation decisions in order to include companies taking into consideration the following peer group criteria:

•	Within a range of the Company’s operations and scale of approximately 0.3 times to 3 times the Company’s size in a variety of financial metrics including revenue, EBITDA and market capitalization;
•	Similar industry to the Company and within the data software and services space, while recognizing that approximately 32% of the Company’s 2020 revenue was comprised of print-related products;
•	Direct competitors for executive talent;
•	Publicly-traded companies that operate in the United States and are subject to US laws and regulations.

For 2021 compensation decisions, the peer group utilized was as follows:

•	ACI Worldwide, Inc.
•	ARC Document Solutions, Inc.
•	Bottomline Technologies (de), Inc.
•	Broadridge Financial Solutions, Inc.
•	CoreLogic, Inc.
•	DocuSign, Inc.
•	CSG Systems International, Inc.
•	Envestnet, Inc.
•	FactSet Research Systems Inc.
•	Huron Consulting Group, Inc.
•	Jack Henry & Associates, Inc.
•	Morningstar, Inc.
•	Perficient, Inc.
•	Resources Connection, Inc.
•	Verint Systems Inc.
•	Virtusa Corporation
•	Workiva Inc.

26	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Based on data compiled by Meridian at the time of the peer group review, our revenues and EBITDA were at the 40th and 59th percentiles, respectively, in relation to the peer group.

The Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of NEO compensation levels and/or market practices. The Compensation Committee does not review the specific companies included in these surveys, and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.

2021 NAMED EXECUTIVE OFFICER COMPENSATION

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, pay grade, competitive compensation practices data and comparison to other Company executives. Based on these criteria, for 2021, base salary adjustments were approved in March 2021 as follows:

NAME	2020 BASE SALARY	INCREASE (%)	2021 BASE SALARY
Daniel N. Leib	$780,000	0%	$780,000
David A. Gardella	$425,000	0%	$425,000
Craig D. Clay	$425,000	0%	$425,000
Eric J. Johnson	$400,000	0%	$400,000
Jennifer B. Reiners	$365,000	7%	$390,000

Annual Incentive Plan (AIP)

The AIP is a cash bonus plan that incentivizes short-term (i.e., annual) financial and operational performance. The Compensation Committee reviews our target annual bonus opportunities by job level each year to ensure they are competitive. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in 2021 was as follows:

NAME	2020 TARGET ANNUAL INCENTIVE AS PERCENT OF BASE SALARY (%)	2021 TARGET ANNUAL INCENTIVE AS PERCENT OF BASE SALARY (%)	2021 TARGET ANNUAL INCENTIVE ($)
Daniel N. Leib	125%	125%	$975,000
David A. Gardella	100%	100%	$425,000
Craig D. Clay	80%	100%	$425,000
Eric J. Johnson	80%	100%	$400,000
Jennifer B. Reiners	65%	65%	$253,500

The Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under the AIP. For 2021, the Compensation Committee established the following goals and payout levels under the AIP:

Corporate Executives

GOALS	WEIGHTING	PAYOUT RANGE
Corporate Consolidated Non-GAAP Adjusted EBITDA	60%	50% – 200%
Corporate Software Solutions Sales Growth	20%	50% – 200%
Strategic Corporate Initiatives	20%	0% – 200%
Individual Performance Factor		+/-25%

Business Unit Executives

GOALS	WEIGHTING	PAYOUT RANGE
Corporate Consolidated Non-GAAP Adjusted EBITDA	15%	50% – 200%
Business Unit Consolidated Non-GAAP Adjusted EBITDA	45%	50% – 200%
Business Unit Software Solutions Sales Growth	20%	50% – 200%
Strategic Corporate Initiatives	20%	0% – 200%
Individual Performance Factor		+/- 25%

The EBITDA and software solutions sales growth goals for the Corporate and Business Unit levels were based on the Company’s annual operating plan reviewed by our Board. Both are critical components of the Company’s multi-year digital transformation. In addition, the Compensation Committee may utilize its discretionary authority under the AIP to increase or decrease the amount of an award otherwise payable if it determines that an adjustment is appropriate to better reflect the actual performance of the Company and/or participant (including any unusual or nonrecurring events, including without limitation, any strategic transactions, acquisitions, divestitures or other similar events involving or affecting the Company). The Compensation Committee believes that the corporate strategic initiatives are important “leading indicators” of financial performance and continue to be important for a company like ours in the process of transforming its business strategy. Calculated payouts may be adjusted +/- 25% based on each participant’s individual performance, as evaluated by the Compensation Committee.

27

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Financial Goals

The threshold, target and maximum performance and payout opportunities for the corporate financial goals under the 2021 AIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below.

Given the long-term plan of the Company and the multi-year digital transformation, the Board tasked management with continued focus on the strategic shift in the Company’s mix of revenue toward its software solutions offerings. To support this strategy, the corporate revenue metric (comprising 20% of the corporate financial component) was focused on driving software solutions sales in particular, with the target set at a growth rate of 11.4% over the prior year. In addition, the consolidated EBITDA target was lower than the prior year results, reflecting primarily the anticipated negative impact of regulatory changes becoming effective in 2021, the Company’s focus on exiting low-margin printing contracts, and increased investments in the Company’s software solutions and related technology, all of which are aligned to the Company’s strategy. The Compensation Committee determined it was appropriate to establish the final 2021 corporate financial goals as follows:

	THRESHOLD	TARGET	MAXIMUM	ACTUAL	% OF TARGET ACHIEVED	PAYOUT%
Achievement%	80%	100%	120%
Payout%	50%	100%	200%
Consolidated Non-GAAP Adjusted EBITDA ($ millions)	$119.2	$149.0	$178.8	$294.8	198%	200%
Software Solutions Sales Growth	9.1%	11.4%	13.7%	34.9%	306%	200%

Corporate Strategic Initiatives

Corporate strategic initiatives make up 20% of the AIP target and are set by the Compensation Committee. These initiatives represent the Company’s five key initiatives for 2021 and are essential to financial and business success for the Company and thus contribute to producing income and stockholder returns over the long-term. Payouts for meeting the Corporate Strategic Initiatives range from 25% for meeting one goal, 50% for meeting two goals, 100% for meeting 3 goals, 150% for meeting 4 goals, and 200% for meeting all five goals. The Corporate Strategic Initiatives were:

•	achievement of an adjusted cash flow target of at least $49.1 million
•	achievement of software solutions sales of greater than 31% of total sales and no less than $220.5 million
•	successful launch of the Company’s New ActiveDisclosure product (based on defined metrics set forth by the Compensation Committee, including having target amount of clients implemented on the product)
•	successful consolidation of the Company’s manufacturing platform in response to regulatory changes impacting the demand for printed products within the Investment Companies Compliance & Communications Management segment, with a maximum negative impact to Non-GAAP Adjusted EBITDA of $10 million
•	successful development and deployment of a Company Diversity, Equity and Inclusion strategy, including enhanced learning opportunities and regular communication with employees to increase DEI engagement and publication of Company EEO-1 data

While the Company more than achieved the $220.5 million software solutions sales target, due to the Company’s exceptional performance in total sales (across all products and services), software solutions sales fell short of the 31% of total sales threshold and that strategic initiative was not achieved. The Compensation Committee therefore determined that 4 of 5 initiatives were achieved, resulting in a 150% payout for the Corporate Strategic initiatives portion of the AIP.

28	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Business Unit Financial Goals

The threshold, target and maximum performance and payout opportunities for the Business Unit financial goals under the 2021 AIP (subject to interpolation between points), are consistent with those for the Corporate Financial goals shown in the table above. The specific business unit targets are described below.

As with the corporate financial goals described above, the business unit revenue metric (comprising 20% of the business unit financial component) was focused on driving software solutions sales in particular, with the targets set at a growth rate of 4.9% and 24.8% over the prior year for GCM and GIC, respectively. Each business unit’s software solutions sales target and non-GAAP Adjusted EBITDA target was derived from the Company’s 2021 operating plan, which included the anticipated negative impact of regulatory changes becoming effective in 2021, the Company’s focus on exiting low-margin printing contracts, and increased investments in the Company’s software solutions and related technology, all of which are aligned to the Company’s strategy. In addition, the GCM business unit derives a significant portion of its software solutions sales and total non-GAAP Adjusted EBITDA from its less predictable, transaction-based offerings, including the Venue dataroom; its operating plan and AIP targets did not contemplate the extraordinary market activity that occurred throughout 2021. As such, the non-GAAP Adjusted EBITDA targets were set at $144.2 million and $35.7 million for GCM and GIC, respectively.

The GCM business unit achieved 733% of its software solutions sales growth target and 207% of its non-GAAP Adjusted EBITDA target. As a result, the payout on each of these metrics was 200% of target.

The GIC business unit achieved 132% of its software solutions sales growth target and 119% of its non-GAAP Adjusted EBITDA target. As a result, the payouts on the software solution sales growth and non-GAAP Adjusted EBITDA metrics were 200% and 194.2%, respectively.

Individual Performance Factor

The Committee has the ability to increase or decrease each NEO’s calculated payout by +/-25%. Based up on the company’s 2021 payout levels, the Committee did not choose to adjust any of the payouts for the NEOs.

29

COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2021 Annual Cash Incentive Awards

The Compensation Committee determined the 2021 annual cash incentive awards for the NEOs using the following framework:

Based on the achievement of the 2021 financial goals and corporate strategic initiatives, the annual cash incentive awards paid to our NEOs for 2021 were as follows:

CORPORATE EXECUTIVES
	TARGET ANNUAL CASH INCENTIVE OPPORTUNITY ($)	EBITDA (60%)	SOFTWARE SOLUTIONS SALES GROWTH (20%)	CORPORATE STRATEGIC INITIATIVES (20%)	TOTAL WEIGHTED PAYOUT	INDIVIDUAL MODIFIER	TOTAL PAYOUT
Dan Leib	$975,000	200%	200%	150%	190%	100%	$1,852,500
Dave Gardella	$425,000	200%	200%	150%	190%	100%	$807,500
Jennifer Reiners	$253,500	200%	200%	150%	190%	100%	$481,650

BUSINESS UNIT EXECUTIVES

	TARGET ($)	DFIN EBITDA (15%)	CORPORATE STRATEGIC INITIATIVES (20%)	BU EBITDA (45%)	BU SOFTWARE SOLUTIONS SALES GROWTH (20%)	TOTAL WEIGHTED PAYOUT	INDIVIDUAL MODIFIER	TOTAL PAYOUT
Craig Clay	$425,000	200%	150%	200%	200%	190%	100%	$807,500
Eric Johnson	$400,000	200%	150%	194.2%	200%	187.4%	100%	$749,560

30	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Program

Each executive officer has an annual long-term equity incentive (LTI) target grant denoted in terms of a dollar value, which is allocated between PSUs and RSUs. Details on the types of equity awards granted to our NEOs in 2021 are provided in the table below.

EQUITY AWARD	WEIGHTING	RATIONALE AND KEY FEATURES
Performance Share Units	67%

•   Incentivize NEOs to achieve specific measurable financial goals (software solutions sales and EBITDA margin) over three one-year and a three-year performance periods.

•   The number of PSUs that are earned and vest at the end of the performance cycle range from 0% for below threshold performance to 200% of the target number of shares for maximum performance depending on performance during each of the 4 performance periods.

•   Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.

RSUs	33%

•   Align pay and Company performance as reflected in our stock price.

•   RSUs vest in one-third installments at the end of each of the first three years following grant, subject to continued employment.

•   Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Long-Term Incentive Awards

The Compensation Committee approved the annual PSU and RSU awards, as well as a special supplemental award to each of the NEOs. The supplemental awards were made to enhance the NEOs focus on the critical objectives of the Company’s digital transformation over the next three years. The supplemental award values were added to the annual LTI award values to determine the total 2021 LTI award value for each NEO. That aggregate LTI award value was then allocated between PSUs and RSUs at 67% and 33% of the total LTI award value, respectively. The table below shows the annual and supplemental award values and applicable PSU (at target) and RSU award value granted to each NEO.

EXECUTIVE	ANNUAL LTI	SUPPLEMENTAL LTI	TOTAL LTI	PSU (TARGET)	RSU
Dan Leib	$4,250,000	$700,000	$4,950,000	$3,316,500	$1,633,500
Dave Gardella	$1,200,000	$350,000	$1,550,000	$1,038,500	$511,500
Craig Clay*	$900,000	$350,000	$1,250,000	$837,500	$412,500
Eric Johnson	$800,000	$350,000	$1,150,000	$770,500	$379,500
Jennifer Reiners	$600,000	$150,000	$750,000	$502,500	$247,500
*Doesnot include new ActiveDisclosure PSU described below

Performance Share Unit Awards

The performance measures and weightings for the 2021 PSU are as follows:

PERFORMANCE MEASURES	WEIGHTING	DESCRIPTION
Software Solutions Sales	50%

•   Achievement is measured in each of 2021, 2022 and 2023 and cumulatively over 2021-2023 (each weighted 25%)

•   Payout scale ranges from 0% for below threshold performance to 50% for threshold performance to 100% for target performance to 200% for maximum performance

EBITDA Margin	50%

•   When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum

•   Each of the four performance periods are independent. The final awards will be issued at the end of the 2023 performance year

•   While each of these performance measures are calculated independently, achievement of the EBITDA margin targets is likely correlated or, in part, dependent on the continued revenue mix shift toward software. As such, the effective blended weighting of these performance measures is skewed more heavily toward software solutions revenue.

Each PSU and performance cash award consists of 4 independent performance periods over which software solutions revenue and EBITDA margin will be measured, one for each of 2021, 2022 and 2023 as well as the cumulative period of 2021-2023. The Committee established the 2021 and 2021-2023 goals at the grant date. The 2022 and 2023 performance goals are established based on actual company results in the preceding year plus a predetermined increase which was established at the grant date. Portions earned following the 2021 and 2022 periods will be subject to further time-based vesting until the full awards vest following the 2023 performance year.

Performance Periods

32	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Award Payouts in 2021

2019 PSU Payout

As previously disclosed in our 2020 Proxy Statement, during fiscal year 2019, the Compensation Committee awarded the executive team, including the NEOs, performance share units with vesting based upon the Company’s achievement of cumulative free cash flow and cumulative net sales over the three-year performance period of 2019-2021. At the close of the performance period, the Compensation Committee determined the achievement of the performance goals. The table below shows the performance achievement and payouts for each NEO.

	THRESHOLD	TARGET	MAXIMUM
Achievement%	80%	100%	120%
Payout%	50%	100%	150%
	THRESHOLD	TARGET	MAXIMUM	ACTUAL	% ACHIEVEMENT	PAYOUT (%)	WEIGHTING	TOTAL PAYOUT (%)
Cumulative Free Cash Flow(1)	$114.3	$142.9	$171.5	$301.4	211%	150%	50.00%	75 51.3	% %
Cumulative Net Sales(1)	$2,226.0	$2,782.5	$3,339.0	$2,811.0	101%	102.6%	50.00%

(1)	Actual results include certain adjustments, primarily related to the impact of asset sales, regulatory changes and other non-operational items not contemplated in the targets.

2019 PSU Payout by NEO

EXECUTIVE	TARGET PSU	PAYOUT (%)	ACTUAL SHARES
Dan Leib	106,100	126.3%	134,004
Dave Gardella	37,200	126.3%	46,984
Craig Clay	21,300	126.3%	26,902
Eric Johnson	21,300	126.3%	26,902
Jennifer Reiners	17,700	126.3%	22,355

2020 and 2021 PSU and Performance Cash Interim Performance Period Certification

As described above and previously disclosed in our 2020 Proxy Statement, each outstanding PSU and performance cash award consists of 4 independent performance periods: each individual year of the full three-year performance period as well as the cumulative three-year period. During each of the performance periods, performance in software solutions revenue and EBITDA margin is measured against target. At the close of the 2021 performance period, the Compensation Committee determined the achievement of the performance goals for the 2020 and 2021 performance periods for each award, as applicable. The Compensation Committee certified achievement of (1) 2020 software solutions revenue of $200,200,000 and 2020 EBITDA margin of 19.4%, resulting in earning 137.9% of the 2020 PSUs and performance cash for the 2020 performance period, and (2) 2021 software solutions revenue of $270,000,000 and 2021 EBITDA margin of 29.7%, resulting in earning 200% of (a) the 2020 PSUs and performance cash and (b) the 2021 PSUs, each for the 2021 performance period. These earned amounts are subject to further time-based vesting until the conclusion of the applicable three year performance period, as applicable.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Performance Stock Units granted to Craig Clay

In addition to his awards detailed above, Craig Clay received a PSU award based on the success of the new ActiveDisclosure software offering during 2021. The award had a target value of $100,000, which resulted in 3,500 PSUs. The PSU had a target performance goal of onboarding a target number of clients to the new ActiveDisclosure platform. If this goal was achieved, a further +100% of target shares could be earned 1) if the average contract length for new ActiveDisclosure clients was greater than 1 year and 2) the average contract pricing was greater than 90% of the target pricing.

At the close of the performance period, the Compensation Committee determined the number of clients onboarded exceeded the target number, the average contract length was greater than 1 year and the average contract pricing was greater than 90% of the target pricing, resulting in a 200% payout, or 7,000 shares.

OTHER COMPENSATION AND GOVERNANCE MATTERS

Benefit Programs

The Company’s benefit programs were established based upon an assessment of competitive market factors and a determination of what is needed to retain high-caliber executives. NEOs are subject to the same eligibility requirements and are eligible to participate in the same health and welfare benefit programs that are offered to all other eligible employees. The options available under the Donnelley Financial Group Benefits Plan include health, dental, vision, life insurance, accidental death and dismemberment, and disability coverage.

As part of the overall compensation program, the Company also provides certain executives, including certain of the NEOs, the following benefits:

•	Pension Plan: The Donnelley Financial Pension Plan (the “Pension Plan”) is a defined benefit pension plan under which benefits were frozen as of December 31, 2011, prior to the Company’s spin-off from RRD in 2016. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2011, and existing participants in the Pension Plan (including the NEOs, who were participants in the predecessor plan maintained by RRD before the Pension Plan was frozen) generally do not accrue benefits under such plan.
•	Supplemental Retirement Plan: The Company’s supplemental retirement plan, like the defined benefit pension plan, was frozen by RRD as of December 11, 2011 and is intended to be an extension of the Company’s qualified pension plan. This supplemental retirement plan takes into account compensation above limits imposed by applicable tax laws and is similar to programs found at many of the companies we compete with for talent. This benefit is available to Company executives, including the NEOs, who were participants at RRD before the plan was frozen and existing participants generally do not accrue benefits under the plan. Approximately 81 (active and inactive) employees are covered by this plan.
•	Savings Plan: Under the Donnelley Financial Savings Plan, NEOs and generally all employees may contribute 1% to 85% of pay (up to the IRS contribution limit) as pre-tax, Roth 401(k), and/or after-tax contributions. The Company has instituted matching contributions to eligible participants’ 401(k) accounts, based upon Company performance. The 2021 plan year match equals 333% of each participant’s total pre-tax and Roth 401(k) contributions for the year, up to 3% of his or her pay (not to exceed the IRS compensation limit of $290,000).
•	Supplemental Insurance: Additional life and disability insurance enhances the value of the Company’s overall compensation program. The premium cost for these additional benefits is included as taxable income for NEOs, and there is no tax gross-up on this benefit.
•	Deferred Compensation Plan: Prior to the Company’s spin-off, RRD provided a select group of management or highly compensated employees the opportunity to defer the receipt of up to 50% of base salary or up to 90% of annual bonus, or both. The Donnelley Financial Deferred Compensation Plan is a continuation of the RRD Nonqualified Deferred Compensation Plan, and all deferrals and other benefits accrued by the NEOs under the RRD Plan continue under the terms of the Donnelley Financial Nonqualified Deferred Compensation Plan. Currently, the Donnelley Financial Nonqualified Deferred Compensation Plan is not accepting additional deferrals.
•	Financial Counseling: Mr. Leib is reimbursed for his financial counseling services expenses to provide him access to an independent financial advisor of his choice. The cost of these services, if utilized, is included as taxable income to Mr. Leib, and there is no tax gross-up on this benefit.
•	Automobile Program: Mr. Leib receives a monthly automobile allowance that provides him with an opportunity to use his car for both business and personal use in an efficient manner. This allowance is included as taxable income to Mr. Leib, and there is no tax gross-up on this benefit.

34	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•	Country Club Use: The Company maintains memberships in certain country clubs for business purposes. Mr. Clay and Mr. Johnson may use these country clubs for personal purposes and reimburse the Company for any incremental cost associated with such use.

Independence Assessment of Compensation Consultant

The Compensation Committee engaged Meridian to provide compensation consultant services for the Compensation Committee’s decision-making process for 2021. Meridian regularly attended Compensation Committee meetings and reported directly to the Compensation Committee, and not to management, on matters relating to the compensation of the executive officers and for directors. The Compensation Committee reviewed the work and services provided by Meridian and considered the following factors to determine that (a) such services were provided on an independent basis and (b) no conflicts of interest exist. Factors considered by the Compensation Committee in its assessment include:

1.	Other services provided to Donnelley Financial by Meridian;
2.	The fees to be paid by Donnelley Financial as a percentage of Meridian’s total revenue;
3.

Meridian’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide these other services;

4.	Any business or personal relationships between individual consultants involved in the engagement and Compensation Committee members;
5.	Whether any Donnelley Financial stock is owned by individual consultants involved in the engagement; and
6.	Any business or personal relationships between Donnelley Financial’s executive officers and Meridian or the individual consultants involved in the engagement.

Corporate Governance Policies

Stock Ownership Guidelines: The Compensation Committee has established stock ownership guidelines for all executive officers and certain other executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in the Company, and thereby link their interests with those of its stockholders. These stock ownership guidelines provide that each executive must own (by way of shares owned outright and including unvested restricted stock units but excluding unexercised stock options or performance share units) shares of Company common stock with a value of 5x base salary for the CEO, 3x base salary for the CFO, 2x base salary for all other CEO direct reports and 1.5x base salary for all other officers covered by the policy. Executives must hold 50% of their vested shares until their guideline has been met. In the event an executive does not achieve or make progress toward the required stock ownership level, the Compensation Committee has the discretion to take appropriate action. As of March 15, 2022, all executive officers have met or exceeded the guideline amounts.

Clawback Policy: The Company maintains a clawback policy that requires reimbursement by an executive officer of incentive compensation (including equity incentives) when: (i) the individual was an executive officer at the time of the incentive compensation payment or award (or the vesting of such award); (ii) the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results reported in a report filed with the Securities and Exchange Commission, or the SEC, that were subsequently the subject of a restatement due to material noncompliance (other than as a result of a change in applicable accounting principles) of the Company, with any financial reporting requirement under the federal securities laws as a result of misconduct on the part of the officer from whom reimbursement is being sought; (iii) a lower payment or award would have been made to the executive officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results; and (iv) the incentive compensation payment or award or the vesting of such award occurred during the three-year period preceding the date on which the Company first disclosed that it is or will be required to prepare an accounting restatement.

The amount subject to reimbursement shall, subject to applicable law and regulations, be the portion of incentive compensation paid to or received by the executive officer for or during such three-year period that is greater than the amount that would have been paid or received had the financial results been properly reported. In addition, the Compensation Committee may cancel, in whole or in part, outstanding equity awards where the Compensation Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to a restatement.

Insider Trading and Window Period Policy and Prohibition on Hedging and Pledging: The Company’s insider trading policy for the Company’s employees, including executive officers and directors, provides that the Company’s executive officers and directors or their family members who live with them, their family members whose transactions in securities are directed by or subject to control or influence by them and members of their households, cannot engage in any transaction in Company securities (including purchases, sales, broker assisted cashless

35

COMPENSATION DISCUSSION AND ANALYSIS

exercises of stock options and the sale of the common stock acquired pursuant to the exercise of stock options) without first obtaining the approval of the Company’s General Counsel.

Approval of transactions can be sought only during a defined window period when the executive officers and directors are not in possession of material non-public information about the Company. The window period is generally defined as the period of time commencing on the second day after the public release by the Company of its quarterly and annual earnings information and ending on the last trading day of the then current fiscal quarter but can be closed by the Company’s General Counsel at any time if the person seeking approval is in possession of material non-public information. The Company’s trading policy also clarifies the obligations of the Company’s officers, directors and employees with respect to securities law prohibitions against insider trading.

In addition, the insider trading policy prohibits the Company’s executive officers, directors and employees from engaging in pledging securities, whether as collateral for a loan or otherwise, holding securities in a “margin account” at a broker dealer, conducting short sales, trading in publicly traded options, purchasing puts or calls, hedging or any similar transactions or arrangements with respect to Company securities or the securities of any other company while aware of material nonpublic information regarding that company.

Risk Assessment

The Compensation Committee, with the assistance of Meridian, reviewed and evaluated the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long term incentives, the type of performance metrics used, incentive plan payout leverage, the possibility that the plan designs could be structured in ways that might encourage gamesmanship, the avoidance of uncapped rewards, multi-year vesting for equity awards, the use of stock ownership requirements for senior management and the Compensation Committee’s oversight of all executive compensation programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Donnelley Financial Solutions, Inc., on behalf of the Board, establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the business objectives. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the Company’s proxy statement to be filed in connection with the Company’s 2022 Annual Meeting of Stockholders.

Compensation Committee

Gary G. Greenfield, Chair

Charles D. Drucker

Juliet S. Ellis

36	2022 PROXY STATEMENT

Executive Compensation Tables

2021 SUMMARY COMPENSATION TABLE

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer, or the NEOs, as of December 31, 2021.

Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Daniel Leib President and Chief Executive Officer	2021	780,000	—	4,952,391	0	1,852,500	0	51,320	7,636,211
	2020	780,000	—	2,167,772	0	1,657,500	60,237	30,674	4,696,183
	2019	732,692	—	2,702,650	300,281	487,500	63,764	21,924	4,308,811
David Gardella Chief Financial Officer	2021	425,000	—	1,550,662	0	807,500	0	28,971	2,812,133
	2020	425,000	—	734,564	0	722,500	26,214	8,550	1,916,828
	2019	400,539	—	946,635	105,075	213,200	27,429	—	1,692,878
Craig Clay President, Global Capital Markets	2021	425,000	—	1,353,253	0	807,500	0	28,971	2,614,724
Eric Johnson President, Global Investment Companies	2021	400,000	—	1,152,983	0	749,560	0	28,971	2,331,514
Jennifer Reiners General Counsel	2021	390,000	—	752,443	0	481,650	0	28,971	1,653,064
	2020	365,000	—	334,056	0	403,325	64,876	8,550	1,175,807
	2019	341,923	80,000	451,385	50,436	109,200	76,470	—	1,109,415

37

2021 SUMMARY COMPENSATION TABLE

1.

The amounts shown in this column for 2021 constitute the aggregate grant date fair value of shares of performance stock units (PSUs) and restricted stock units (RSUs) granted during the fiscal year under the Company’s Amended and Restated 2016 Performance Incentive Plan, or the 2016 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (which we refer to as ASC Topic 718). See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table. The NEOs were granted awards in 2021 with the following grant date fair values:

Types of Awards

2.

The amounts shown in this column constitute payments made under the Company’s Annual Incentive Plan, or the AIP (which is a subplan of the 2016 PIP). At the outset of the year, the Compensation Committee set performance criteria that were used to determine whether and to what extent the NEOs received payments under the AIP. See Compensation Discussion and Analysis for further information on the 2021 payments.

3.

The amounts shown in this column include the aggregate of the increase, if any, in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans.

4.

Amounts in this column include the value of the following perquisites provided to Mr. Leib in 2021: corporate automobile allowance of $16,800; $1,950 paid to providers of personal tax/financial advice and a $3,599 premium paid by the company for supplemental disability insurance. The Company does not provide a tax gross-up on these benefits. The amounts in the column also include contributions made by the Company on behalf of each of the NEOs to the Company’s Savings Plan in the amount of $28,971.

38	2022 PROXY STATEMENT

2021 GRANTS OF PLAN-BASED AWARDS

2021 GRANTS OF PLAN-BASED AWARDS

The following table shows additional information regarding: (i) the threshold, target and maximum level of annual cash incentive awards under the AIP for our NEOs for performance during 2021, as established by the Compensation Committee in March 2021 under the AIP and (ii) RSU and PSU Awards granted in March 2021 under the 2016 PIP, in each case to help retain the NEOs and focus their attention on building stockholder value.

Grants of Plan-Based Awards Table

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS						ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)						ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCKS OR UNITS(#)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5)
NAME	GRANT DATE	THRESHOLD ($)		TARGET ($)		MAXIMUM ($)		THRESHOLD (#)		TARGET (#)		MAXIMUM (#)
Daniel Leib		487,500	(1)	975,000	(1)	1,950,000	(1)	—		—		—		—	—
	3/3/2021	—		—		—		58,000		116,000		232,000		—	3,318,760
	3/3/2021	—		—		—		—		—		—		57,100	1,633,631
David Gardellla		212,500	(1)	425,000	(1)	850,000	(1)	—		—		—		—	—
	3/3/2021	—		—		—		18,150		36,300		72,600		—	1,038,543
	3/3/2021	—		—		—		—		—		—		17,900	512,119
Craig Clay		212,500	(1)	425,000	(1)	850,000	(1)	—		—		—		—	—
	3/3/2021	—		—		—		14,650		29,300		58,600		—	838,273
	3/3/2021	—		—		—		1,750	(3)	3,500	(3)	7,000	(3)(1)	—	100,135
	3/3/2021	—		—		—		—		—		—		14,500	414,845
Eric Johnson		200,000	(1)	400,000	(1)	800,000	(1)	—		—		—		—	—
	3/3/2021	—		—		—		13,500		27,000		54,000		—	772,470
	3/3/2021	—		—		—		—		—		—		13,300	380,513
Jennifer Reiners		126,750	(1)	253,500	(1)	507,000	(1)	—		—		—		—	—
	3/3/2021	—		—		—		8,800		17,600		35,200		—	503,536
	3/3/2021	—		—		—		—		—		—		8,700	248,907

1.

Consists of potential payouts under the AIP for performance during 2021, calculated based on the NEO’s salary and bonus target as of December 31, 2021. In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2021 Summary Compensation Table. See Compensation Discussion and Analysis for further information on these payments.

2.

Consists of PSUs awarded under the 2016 PIP. The PSUs are subject to a performance targets based on achievement of software solutions revenue (weighted 50%) and EBITDA margin (weighted 50%) goals measured in each of 2021, 2022, 2023 and cumulatively over the three year performance period beginning January 1, 2021 and ending December 31, 2023 (each weighted 25%). The minimum performance level for each performance period must be reached in order for the holder to be entitled to receive any shares. From 50% to 200% of the number of target PSUs granted may be earned depending upon performance versus specified target levels. The PSUs have no dividend or voting rights and are payable in shares of common stock of the Company upon vesting at the end of the cumulative performance period. See Compensation Discussion and Analysis for further information and Potential Payments Upon Termination or Change in Control for vesting information.

3.

Consists of PSUs awarded under the 2016 PIP. The PSUs were subject to a performance goal of onboarding a target number of clients to the Company’s new ActiveDisclosure platform during the performance period beginning January 1, 2021 and ending December 31, 2021. The minimum performance level must be reached in order for Mr. Clay to be entitled to receive any shares. From 50% to 100% of the number of target PSUs granted may be earned depending upon performance versus specified target levels and additionally, if target goal was achieved, a further 100% of target shares could be earned if 1) the average contract length for new ActiveDisclosure clients was greater than 1 year and 2) the average contract pricing was greater than 90% of the target pricing. The PSUs have no dividend or voting rights and are payable in shares of common stock of the Company upon vesting at the end of the performance period. See Compensation Discussion and Analysis for further information.

4.

Consists of RSUs awarded under the 2016 PIP. Each RSU is equivalent to one share of Company common stock. The awards vest one-third on each of the first through third anniversaries of the grant date. The RSUs have no dividend or voting rights and are payable in shares of common stock of the Company upon vesting. See Potential Payments Upon Termination or Change in Control for vesting information.

5.

Grant date fair value with respect to the PSUs and RSUs is determined in accordance with ASC Topic 718. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718.

39

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The table below shows (i) each grant of stock options of the Company that are unexercised and outstanding, (ii) the aggregate number of unvested RSUs and (iii) the aggregate number of unvested PSUs or PRSUs, each of which are outstanding for the NEOs as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)(1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)(3)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(4)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(5)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(6)
Daniel Leib	70,800	0	22.35	3/2/2027	325,828	15,359,532	147,350	6,946,079
	69,675	23,225	17.65	3/2/2028
	35,550	11,850	19.415	3/2/2028
	32,150	32,150	14.15	3/5/2029
David Gardella	19,300 25,350	0 8,450	22.35 17.65	3/2/2027 3/2/2028	107,767	5,080,136	47,675	2,247,400
	11,250	11,250	14.15	3/5/2029
Craig Clay	11,600 15,225	0 5,075	22.35 17.65	3/2/2027 3/2/2028	76,986	3,629,120	35,925	1,693,505
	6,450	6,450	14.15	3/5/2029
Eric Johnson	11,600 0	0 5,075	22.35 17.65	3/2/2027 3/2/2028	71,765	3,383,002	33,250	1,567,405
	0	6,450	14.15	3/5/2029
Jennifer Reiners	10,300 11,400	0 3,800	22.35 17.65	3/2/2027 3/2/2028	50,346	2,373,310	22,500	1,060,650
	5,400	5,400	14.15	3/5/2029

1.

Represents stock options awarded on March 2, 2017, March 2, 2018 and March 5, 2019 under the 2016 PIP. The stock options vest one-fourth on each of the first through fourth anniversaries of the grant date.

2.	The following table provides information with respect to the vesting of each NEO’s outstanding unvested RSUs over shares of Company common stock that are set forth in the above table.

VESTING DATE	DANIEL LEIB	DAVID GARDELLA	CRAIG CLAY	ERIC JOHNSON	JENNIFER REINERS
3/2/2022	40,233	13,633	9,300	8,667	6,200
3/3/2022	19,033	5,966	4,833	4,433	2,900
3/5/2022	28,300	9,900	5,667	5,667	4,734
3/2/2023	40,234	13,634	9,300	8,667	6,200
3/3/2023	19,033	5,967	4,833	4,433	2,900
3/3/2024	19,034	5,967	4,834	4,434	2,900

3.

Also represents the earned and unvested portions of PSUs awarded on March 2, 2020 and March 3, 2021, described below, which have met certified performance targets and are payable at the end of the cumulative performance period with respect to each PSU grant, in the following amounts: Mr. Leib, 101,961 and 58,000; Mr. Gardella, 34,550 and 18,150; Mr. Clay, 23,569 and 14,650; Mr. Johnson, 21,964 and 13,500; and Ms. Reiners, 15,712 and 8,800. If employment terminates by reason of death or disability, the earned and unvested portion of the PSUs shall vest and become payable in full. If employment terminates other than for death or disability, the earned and unvested portion of the PSUs will be forfeited. NEO employment agreements and the Company’s Executive Severance Plan provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control for vesting information.

4.	Assumes a closing price per share of $47.14 on December 31, 2021, the last trading day of the fiscal year.

5.

Represents unearned and unvested portions of PSUs awarded on March 2, 2020 and March 3, 2021, assuming target performance achievement in the following amounts: Mr. Leib, 60,350 and 87,000; Mr. Gardella, 20,450 and 27,225; Mr. Clay, 13,950 and 21,975; Mr. Johnson, 13,000 and 20,250; and

40	2022 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

Ms. Reiners, 9,300 and 13,200. The 2020 and 2021 PSUs are subject to performance targets based on achievement of software solutions revenue (weighted 50%) and EBITDA margin (weighted 50%) goals measured in each of (1) for the 2020 PSUs, 2020, 2021, 2022 and cumulatively over the three year performance period beginning January 1, 2020 and ending December 31, 2022 (each weighted 25%) and (2) for the 2021 PSUs, 2021, 2022, 2023 and cumulatively over the three year performance period beginning January 1, 2021 and ending December 31, 2023 (each weighted 25%). The minimum performance level must be reached in order for the holder to be entitled to receive any shares. From 50% to 200% of the number of target PSUs granted may be earned depending upon performance versus specified target levels and are payable in shares of common stock of the Company upon vesting at the end of the cumulative performance period. All PSUs are forfeited if the performance target is not met. The earned and unvested portions of the PSUs previously meeting certified performance targets are subject to time-based vesting as set forth above and are reflected as stock units that have not vested in the table above. If employment terminates by reason of death or disability, a pro rata portion of the unearned and unvested portion of the shares of PSUs shall vest and become payable, based on the target performance with respect to the PSUs. If employment terminates other than for death or disability, the unearned and unvested portion of the PSUs will be forfeited. NEO employment agreements and the Company’s Executive Severance Plan provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control for vesting information.

6.	Assumes target performance achievement of the PSUs and a price per share of $47.14 on December 31, 2021, the last trading day of the fiscal year.

Option Exercises and Stock Vested Table

The following table shows information regarding the value of options exercised and restricted stock units and performance share units which vested during 2021.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Daniel Leib	N/A	N/A	218,104	8,686,281
David Gardella	N/A	N/A	76,184	3,037,459
Craig Clay	N/A	N/A	52,269	2,115,677
Eric Johnson	21,675	430,927	44,635	1,767,799
Jennifer Reiners	N/A	N/A	35,882	1,433,184

1.

Value realized on vesting of Company RSUs and PSUs is the fair market value on the date of vesting, based on the closing price of Company common stock as reported by the New York Stock Exchange. For PSUs vesting on December 31, 2021, reflects a price per share of Company common stock of $47.14 on December 31, 2021 (the last trading day of the fiscal year). The actual value realized is based on the closing price of Company common stock of $31.04 on March 3, 2022, the date the shares are actually delivered as follows: Mr. Leib, $4,159,484; Mr. Gardella, $1,458,383; Mr. Clay, $1,052,318; Mr. Johnson, $835,038; and Ms. Reiners, $693,899.

PENSION BENEFITS

In connection with its spin-off from RRD, the Company adopted defined benefit pension plans for Donnelley Financial employees, or the Donnelley Financial Qualified Retirement Plans, that are substantially similar to those maintained by RRD (including with respect to being frozen for future benefit accruals), and assets and liabilities of Donnelley Financial allocated employees and former employees were transferred to, and assumed by, such Donnelley Financial pension plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement executed in connection with the Spin.

Generally, effective December 31, 2011, RRD froze benefit accruals under all of its then existing Federal income tax qualified U.S. defined benefit pension plans, or collectively the RRD Qualified Retirement Plans, that were still open to accruals. Therefore, beginning January 1, 2012, participants generally ceased earning additional benefits under the RRD Qualified Retirement Plans. Thereafter, the RRD Qualified Retirement Plans were merged into one RRD Qualified Retirement Plan and generally no new participants will enter this plan. Before the RRD Qualified Retirement Plans were frozen, accrual rates varied based on age and service. Accruals for the plans were calculated using compensation that generally included salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under a qualified pension plan is limited by law. The RRD Qualified Retirement Plan was funded entirely by RRD, and the Donnelley Financial Qualified Retirement Plan is funded entirely by the Company, with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under tax qualified plans. Prior to being frozen, to the extent an employee’s pension would have accrued

41

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

under one of the RRD Qualified Retirement Plans if it were not for such limitations, the additional benefits were accrued under an unfunded supplemental pension plan, or the RRD SERP or the Donnelley Financial SERP, as applicable. Prior to a change in control of the Company, the Donnelley Financial SERP is unfunded and provides for payments to be made out of the Company’s general assets. Because the RRD Qualified Retirement Plans and, therefore the subsequent Donnelley Financial Qualified Retirement Plans, were frozen as of December 31, 2011, generally no additional benefits will accrue under the Donnelley Financial Qualified Retirement Plans or the related Donnelley Financial SERP.

Some participants, including those that have a cash balance or pension equity benefit, can elect to receive either a life annuity or a lump sum amount upon termination. Other participants will receive their plan benefit in the form of a life annuity. Under a life annuity benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in a reduced amount for the lives of the participant and surviving spouse or other named survivor. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Donnelley Financial Qualified Retirement Plan and the Donnelley Financial SERP set forth in the table below.

2021 Pension Benefits Table

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Daniel Leib	Pension Plan	7	145,279	—
	SERP	7	174,815	—
David Gardella	Pension Plan	20	106,971	—
	SERP	20	14,416	—
Craig Clay	Pension Plan	17	276,063	—
	SERP	17	125,685	—
Eric Johnson	Pension Plan	20	291,001	—
	SERP	20	93,297	—
Jennifer Reiners	Pension Plan	15	333,318	—
	SERP	15	23,247	—

1.	The number of years of credited service was frozen effective December 31, 2011, when benefit accruals at RRD were frozen.

NONQUALIFIED DEFERRED COMPENSATION

In connection with the spin-off from RRD, we adopted deferred compensation benefits for Company employees that are substantially similar to those maintained by RRD and assets and liabilities of Company allocated employees and the assets of certain former Donnelley Financial allocated employees were transferred to, and assumed by, such Company deferred compensation plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement. We determined not to offer eligible employees the opportunity to make deferrals for 2021 and will determine in our discretion whether to offer such deferral opportunities in later years. In addition, we maintain a number of now-frozen deferred compensation plans, which will remain frozen.

The 2021 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 90% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution on the latter of the first day of the year following the year in which the NEO’s employment with the Company terminates or the six-month anniversary of such termination unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

42	2022 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

2021 Nonqualified Deferred Compensation Table

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)
Daniel Leib	—	—	15,909	—	95,985
David Gardella	—	—	—	—	—
Craig Clay	—	—	92,422	—	552,680
Eric Johnson	—	—	—	—	—
Jennifer Reiners	—	—	32,731	—	416,313

1.	Amounts in this column with respect to the Deferred Compensation Plan are not included in the 2021 Summary Compensation Table because the amounts do not reflect above-market earnings.

43

Potential Payments Upon Termination or Change in Control

This section describes the payments that would have been received by the NEOs upon termination of his or her employment at December 31, 2021. The amount of these payments would have depended upon the circumstances of their termination, which include termination by the Company without Cause, termination by Mr. Leib for Good Reason, other voluntary termination by the employee, death, disability, or termination without Cause or termination by the NEO for Good Reason following a Change in Control (each as defined in the applicable document) of the Company. Mr. Leib is party to an employment agreement (as amended by two side letters) with the Company and Mr. Gardella, Mr. Clay, Mr. Johnson and Ms. Reiners are subject to the Company’s Executive Severance Plan. The information in this section is based upon the employment arrangements as in effect as of December 31, 2021. This information is presented to illustrate the payments the NEOs would have received from the Company under the various termination scenarios. A description of the terms with respect to each of these types of terminations follows.

GENERAL TERMS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN

Mr. Leib’s employment agreement and the Executive Severance Plan provide for payments of certain benefits, as described below, upon termination of employment both before and after a Change in Control (as defined in the 2016 PIP). The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of Mr. Leib under his employment agreement and each other NEO under the Executive Severance Plan is an understanding of the definition of ‘Cause’ and ‘Good Reason’ that is used in the agreement and the Executive Severance Plan, as applicable.

For purposes of Mr. Leib’s employment agreement and the Executive Severance Plan, we have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

For purposes of Mr. Leib’s employment agreement and the Executive Severance Plan, an NEO is generally said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the applicable NEO duties that represent a material diminution of his or her duties or responsibilities, reduce his or her compensation or generally require that any NEO’s principal office be located more than seventy-five miles from his or her primary work location of employment or, in the case of Mr. Leib, materially breach his employment agreement.

Under Mr. Leib’s employment agreement, a termination by the Company without Cause or by Mr. Leib for Good Reason are generally referred to as a “Qualifying Termination.” Under the Executive Severance Plan, for the NEOs (other than Mr. Leib) a “Qualifying Termination” is (i) outside of the period which is three months prior to or two years following a Change in Control (the CIC Termination Period), termination without Cause and (ii) during a CIC Termination Period, termination without Cause or termination by the NEO for Good Reason.

Mr. Leib’s employment agreement and the Executive Severance Plan require, as a precondition to the receipt of the benefits described below, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. Mr. Leib’s employment agreement and the Executive Severance Plan also include noncompete and nonsolicit provisions that would apply for a period of one to two years, as set forth therein, following the NEO’s termination of employment.

None of our NEOs are entitled to tax gross-ups upon any termination, including after a Change in Control.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2021.

44	2022 PROXY STATEMENT

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

The following tables set forth our payment obligations under Mr. Leib’s employment agreement and the Executive Severance Plan under the circumstances specified upon a termination of the employment of our NEOs or upon a Change in Control. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Pension Benefits and Nonqualified Deferred Compensation.

Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination, termination after a Change in Control or after a Change in Control.

Disability or Death—All NEOs are entitled to pension benefits upon death or disability according to the terms of the Company’s pension plan. Mr. Leib’s employment agreement provides that in the event of disability or death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, Mr. Leib is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for his benefit. Pursuant to the terms of the Company’s AIP, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid and as available to all salaried employees. Additionally, all unvested equity awards (other than unearned and unvested PSUs which unearned and unvested portions will vest pro rata) held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration—Pursuant to the terms of his employment agreement, for equity awards issued to Mr. Leib on or prior to December 31, 2019: (i) upon a Qualifying Termination, all outstanding time-based equity awards will immediately vest, (ii) upon a Qualifying Termination absent a Change in Control, performance-based equity will continue to vest and be paid after the end of the applicable performance period based on actual performance as though no Qualifying Termination had occurred,

(iii) upon a Change in Control, unearned and unvested performance-based equity will be deemed earned at target performance level but will continue to be subject to time-based vesting in accordance with the original performance period and earned and unvested performance-based equity awards will continue to be subject to time-based vesting in accordance with the original performance period and (iv) upon a Qualifying Termination during the CIC Termination Period, unearned and unvested performance-based equity will vest at target as of the date of the Qualifying Termination and earned and unvested performance-based equity will vest in full as of the date of the Qualifying Termination.

Pursuant to the terms of his employment agreement, for equity awards issued to Mr. Leib on or after January 1, 2020, and pursuant to the Executive Severance Plan (or the applicable award agreement), for equity awards issued to NEOs other than Mr. Leib, (i) upon Qualifying Termination other than during a CIC Termination Period (A) any unvested time-based equity award will immediately vest pro-rata, (B) any unearned and unvested performance-based equity award will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the applicable three year performance period and (C) any earned and unvested performance-based equity award will continue to vest and be paid in full after the end of the applicable three year performance period, (ii) upon a Change in Control, unearned and unvested performance-based equity will be deemed earned at target performance level but will continue to be subject to time-based vesting in accordance with the original three year performance period and earned but unvested performance-based equity will continue to be subject to time-based vesting in accordance with the original three year performance period and (iii) upon a Qualifying Termination during the CIC Termination Period, all unvested equity awards will vest in full.

In addition, upon a Qualifying Termination of Mr. Leib, any options that are or became exercisable upon such Qualifying Termination remain outstanding and exercisable for the full term of the option.

For all NEOs, any long-term incentive cash awards issued in lieu of, or in addition to, equity-based awards are subject to the same treatment as set forth above and all unvested equity awards are forfeited in the event of resignation other than for Good Reason, if applicable, or termination for Cause. Treatment of equity upon death or disability is discussed above in Disability or Death.

Value of accelerated equity is the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 31, 2021 (the last trading day of the fiscal year) of $47.14.

45

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

Health Care Benefits—Mr. Leib’s employment agreement and the Executive Severance Plan generally provide that upon a Qualifying Termination, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Mr. Leib, this period is 24 months; for all other

NEOs, this period is 12 months absent a Change in Control and 18 months after a Change in Control, in each case after such resignation or termination. In the event of resignation other than for Good Reason, if applicable, or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in Disability or Death.

The tables below show estimates of the benefits potentially payable to each NEO, assuming that a termination or a Change in Control took place on December 31, 2021.

Mr. Leib, the Company’s President and Chief Executive Officer, would be entitled to the following:

	RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE ($)		RESIGNATION FOR OTHER THAN GOOD REASON OR TERMINATION WITH CAUSE ($)	RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE AFTER CHANGE IN CONTROL ($)		CHANGE IN CONTROL ($)		DISABILITY ($)		DEATH ($)
Cash:
Severance	3,510,000	(1)	0	4,387,500	(2)	0		—	(3)	—
Pro Rata Bonus	975,000	(4)	0	975,000	(4)	0		—	(5)	—	(5)
Equity/Cash Incentive Awards (6):
RSUs	3,657,875	(7)	0	7,818,970	(8)	—	(9)	7,818,970	(10)	7,818,970	(10)
Options	2,074,075	(7)		2,074,075	(8)	—	(9)	2,074,075	(10)	2,074,075	(10)
PSUs	8,945,004	(11)	0	14,486,641	(12)	—	(13)	8,945,004	(14)	8,945,004	(14)
Performance Cash (15)	1,095,784	(11)	0	1,456,813	(12)	—	(13)	1,095,784	(14)	1,095,784	(14)
Benefits and Perquisites: (16)
Supplemental Disability Insurance	—		—	—		—		1,450,005	(17)	—
Total:	20,257,73		0	31,198,999		0		22,358,838		20,908,833

1.	Mr. Leib is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.

2.

Mr. Leib is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period, and a lump sum payment equal to .5x the sum of his base salary and target bonus, paid on the 60th day following termination.

3.	Mr. Leib is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Leib is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Leib is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $47.14 on December 31, 2021 (the last trading day of the fiscal year).

7.

Under the terms of his employment agreement, all unvested time-based equity awards granted on or prior to December 31, 2019 will vest in full immediately upon a Qualifying Termination absent a Change in Control and all unvested time-based equity awards granted after December 31, 2019 will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	Under the terms of his employment agreement, all unvested time-based equity awards will vest in full immediately upon a Qualifying Termination during a CIC Termination Period.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest in full upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of his employment agreement, all unvested performance-based equity awards granted on or prior to December 31, 2019 will continue to vest and be paid in full after the end of the applicable performance period based on actual performance as though no Qualifying Termination had occurred. All unearned and unvested performance-based equity awards granted after December 31, 2019 will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred

46	2022 PROXY STATEMENT

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

and all earned and unvested performance-based equity awards granted after December 31, 2019 will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

Under the terms of his employment agreement, all unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during a CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period. Amount shown does not include the PSU award granted in March 2019 that vested on December 31, 2021.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Under the terms of his employment agreement, incentive cash awards issued in lieu of or in addition to equity-based awards are subject to the same vesting treatment as equity-based awards.

16.	Except as disclosed, Mr. Leib receives the same benefits that are generally available to all salaried employees upon disability or death.

17.

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Leib in excess of the amount generally available to all salaried employees.

Mr. Gardella, the Company’s Chief Financial Officer, would be entitled to the following:

	TERMINATION WITHOUT CAUSE ($)		RESIGNATION OR TERMINATION WITH CAUSE ($)	RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE AFTER CHANGE IN CONTROL ($)		CHANGE IN CONTROL ($)		DISABILITY ($)		DEATH ($)
Cash:
Severance	850,000	(1)	0	1,275,000	(2)	0		—	(3)	—
Pro Rata Bonus	425,000	(4)	0	425,000	(4)	0		—	(5)	—	(5)
Equity/Cash Incentive Awards (6):
RSUs	1,153,516	(7)	0	2,595,858	(8)	—	(9)	2,595,858	(10)	2,595,858	(10)
Options	360,753	(7)		620,328	(8)	—	(9)	620,328	(10)	620,328	(10)
PSUs	2,948,371	(11)	0	4,731,678	(12)	—	(13)	2,948,371	(14)	2,948,371	(14)
Performance Cash (15)	370,881	(11)	0	493,075	(12)	—	(13)	370,881	(14)	370,881	(14)
Benefits and Perquisites: (16)	14,727			22,091
Post-Termination Health Care			0			0		—		—
Total:	6,123,247		0	10,163,030		0		6,960,438		6,960,438

1.

Mr. Gardella is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Gardella is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Gardella is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Gardella is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Gardella is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $47.14 on December 31, 2021 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

47

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2019 that vested on December 31, 2021.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Under the terms of the Executive Severance Plan, incentive cash awards issued in lieu of or in addition to equity-based awards are subject to the same vesting treatment as equity-based awards.

16.	Except as disclosed, Mr. Gardella receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Clay, the Company’s President of Global Capital Markets, would be entitled to the following:

	TERMINATION WITHOUT CAUSE ($)		RESIGNATION OR TERMINATION WITH CAUSE ($)	RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE AFTER CHANGE IN CONTROL ($)		CHANGE IN CONTROL ($)		DISABILITY ($)		DEATH ($)
Cash:
Severance	850,000	(1)	0	1,275,000	(2)	0		—	(3)	—
Pro Rata Bonus	425,000	(4)	0	425,000	(4)	0		—	(5)	—	(5)
Equity/Cash Incentive Awards (6):
RSUs	774,463	(7)	0	1,827,476	(8)	—	(9)	1,827,476	(10)	1,827,476	(10)
Options	212,474	(7)		362,477	(8)	—	(9)	362,477	(10)	362,477	(10)
PSUs	2,136,055	(11)	0	3,495,148	(12)	—	(13)	2,136,055	(14)	2,136,055	(14)
Performance Cash (15)	252,873	(11)	0	336,188	(12)	—	(13)	252,873	(14)	252,873	(14)
Benefits and Perquisites: (16)	14,724			22,086
Post-Termination Health Care			0			0		—		—
Total:	4,665,589		0	7,743,346		0		5,003,852		5,003,852

1.

Mr. Clay is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Clay is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Clay is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Clay is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Clay is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $47.14 on December 31, 2021 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

48	2022 PROXY STATEMENT

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2019 that vested on December 31, 2021.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Under the terms of the Executive Severance Plan, incentive cash awards issued in lieu of or in addition to equity-based awards are subject to the same vesting treatment as equity-based awards.

16.	Except as disclosed, Mr. Clay receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Johnson, the Company’s President of Global Investment Companies, would be entitled to the following:

	TERMINATION WITHOUT CAUSE ($)		RESIGNATION OR TERMINATION WITH CAUSE ($)	RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE AFTER CHANGE IN CONTROL ($)		CHANGE IN CONTROL ($)		DISABILITY ($)		DEATH ($)
Cash:
Severance	800,000	(1)	0	1,200,000	(2)	0		—	(3)	—
Pro Rata Bonus	400,000	(4)	0	400,000	(4)	0		—	(5)	—	(5)
Equity/Cash Incentive Awards (6):
RSUs	733,970	(7)	0	1,711,229	(8)	—	(9)	1,711,229	(10)	1,711,229	(10)
Options	212,474	(7)		362,477	(8)	—	(9)	362,477	(10)	362,477	(10)
PSUs	1,982,190	(11)	0	3,239,178	(12)	—	(13)	1,982,190	(14)	1,982,190	(14)
Performance Cash (15)	236,015	(11)	0	313,775	(12)	—	(13)	236,015	(14)	236,015	(14)
Benefits and Perquisites: (16)	14,727			22,091
Post-Termination Health Care			0			0		—		—
Total:	4,379,375		0	7,248,720		0		4,491,881		4,691,881

1.

Mr. Johnson is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Johnson is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Johnson is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Johnson is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Johnson is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $47.14 on December 31, 2021 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

49

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2019 that vested on December 31, 2021.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Under the terms of the Executive Severance Plan, incentive cash awards issued in lieu of or in addition to equity-based awards are subject to the same vesting treatment as equity-based awards.

16.	Except as disclosed, Mr. Johnson receives the same benefits that are generally available to all salaried employees upon disability or death.

Ms. Reiners, the Company’s general counsel, would be entitled to the following:

	TERMINATION WITHOUT CAUSE ($)		RESIGNATION OR TERMINATION WITH CAUSE ($)	RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE AFTER CHANGE IN CONTROL ($)		CHANGE IN CONTROL ($)		DISABILITY ($)		DEATH ($)
Cash:
Severance	643,500	(1)	0	965,250	(2)	0		—	(3)	—
Pro Rata Bonus	253,500	(4)	0	253,500	(4)	0		—	(5)	—	(5)
Equity/Cash Incentive Awards (6):
RSUs	540,884	(7)	0	1,217,815	(8)	—	(9)	1,217,815	(10)	1,217,815	(10)
Options	166,871	(7)		290,208	(8)	—	(9)	290,208	(10)	290,208	(10)
PSUs	1,370,878	(11)	0	2,216,146	(12)	—	(13)	1,370,878	(14)	1,370,878	(14)
Performance Cash (15)	168,582	(11)	0	224,125	(12)	—	(13)	168,582	(14)	168,582	(14)
Benefits and Perquisites: (16)	5,594			8,392
Post-Termination Health Care			0			0		—		—
Total:	3,149,809		0	5,175,435		0		3,300,983		3,300,983

1.

Ms. Reiners is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Ms. Reiners is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Ms. Reiners is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Ms. Reiners is entitled to a lump sum payment equal to her pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Ms. Reiners is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $47.14 on December 31, 2021 (the last trading day of the fiscal year).

50	2022 PROXY STATEMENT

POTENTIAL PAYMENT OBLIGATIONS UNDER MR. LEIB’S EMPLOYMENT AGREEMENT OR THE EXECUTIVE SEVERANCE PLAN UPON TERMINATION OF EMPLOYMENT OF AN NEO OR UPON A CHANGE IN CONTROL

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2019 that vested on December 31, 2021.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Under the terms of the Executive Severance Plan, incentive cash awards issued in lieu of or in addition to equity-based awards are subject to the same vesting treatment as equity-based awards.

16.	Except as disclosed, Ms. Reiners receives the same benefits that are generally available to all salaried employees upon disability or death.

51

2021 Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Leib, the Company’s Chief Executive Officer, to the annual total compensation of the employee identified at median of our Company (other than our CEO), or the Pay Ratio Disclosure.

For 2021, our last completed fiscal year:

•	the annual total compensation of our median employee was $90,001;
•	the annual total compensation of our Chief Executive Officer was $7,636,211; and
•	Based on this information, for 2021, the estimated ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 85:1.

To identify our median employee, we used the following methodology: We collected the cash compensation (base salary or base pay and bonus paid in 2021) data of all of our employees globally, whether employed on a full-time, part-time, temporary or seasonal basis, as of October 1, 2021. We applied an exchange rate as of October 1, 2021, to convert all international currencies into U.S. dollars. We used cash compensation as our consistently applied compensation measure to identify our median employee.

Using this methodology, we determined that the median employee was a non-exempt, full-time employee located in the U.S. with annual total compensation of $90,001 for 2021, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the same method used to determine our CEO’s 2018 annual total compensation in the Summary Compensation Table, with references made to “salary” deemed to refer to “wages plus overtime”, as the median employee is a non-salaried employee), which includes base pay, overtime pay, bonus and the Company’s matching contribution to that employee’s 401(k) plan, as well as the change in pension value during 2021 under the Company’s qualified Pension Plan.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

52	2022 PROXY STATEMENT

Director Compensation

The Company’s Non-Employee Director Compensation Plan provides that annual compensation for non-employee directors consists of a cash retainer and an equity retainer. The Compensation Committee periodically reviews directors’ compensation and recommends changes as appropriate. Annual director compensation is paid as of the date of the annual meeting of stockholders, however, if any director joins the Board of Directors on a date other than the date of the annual meeting of stockholders, a pro-rata portion of each of the applicable cash retainer and equity retainer from the date joined to the next annual meeting date will be granted.

CASH RETAINER

The base cash retainer paid in 2021 was equal to $80,000, and a director may also receive, as applicable, the following additional cash retainer amounts:

Chair of the Board	$50,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000
Chair of the Corporate Responsibility & Governance Committee	$15,000

In addition, any director serving on more than one committee shall also be entitled to an additional Cash Retainer of $5,000 for each additional committee service.

Effective as of December 16, 2021, the additional cash retainer for serving as Chair of the Audit or Compensation Committee was increased to $25,000 and Chair of the Corporate Responsibility & Governance Committee was increased to $20,000.

EQUITY RETAINER

In 2021, the equity retainer was paid in the form of a grant of RSUs with a fair market value of $150,000. The Chairman of the Board will receive an additional equity retainer with a fair market value of $50,000. Fair market value is defined as the closing price of the Company’s common stock on the date of grant. Each RSU will vest and be payable in full in the form of common stock on the first anniversary of the grant date, provided that the RSUs will vest and be payable in full on the earlier of the date a director ceases to be a director and a Change in Control (as defined in the applicable performance incentive plan) if prior to the first anniversary of the grant date. Dividend equivalents on the RSUs will be deferred and credited with interest quarterly (at the same rate as five-year U.S. government bonds) and paid out in cash at the same time the corresponding portion of the RSU award becomes payable.

Effective December 16, 2021, the equity retainer was increased to a grant of RSUs with a fair market value of $175,000, with fair market value defined as the volume weighted average price of Company common stock for the 20 trading day period ending on the day prior to the Grant Date, as reported by the New York Stock Exchange. In addition, as of December 16, 2021, directors have the ability to defer payment of any RSU award to the date on which such person ceases to be a director of the Company.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are our employees receive no additional fee for their service as a director. Non-employee directors receive compensation as described above.

53

2021 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

2021 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

NAME	FEES EARNED OR PAID IN CASH ($) (1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Luis Aguilar	95,000	150,000	0		245,000
Richard Crandall	130,000	200,000	2,434	(3)	332,434
Charles Drucker	80,000	150,000	0		230,000
Juliet Ellis	85,000	150,000	0		235,000
Gary Greenfield	105,000	150,000	0		255,000
Jeffrey Jacobowitz	80,000	150,000	0		230,000
Lois Martin	100,000	150,000	0		250,000

1.	The amounts shown in this column constitute the base cash retainer plus any additional cash retainer for serving as chairperson of the board or committees as set forth above under Cash Retainer.

2.

The amounts shown in this column constitute the restricted stock units granted under the Company’s Amended and Restated 2016 PIP as payment of the non-employee director equity retainer calculated as set forth above under Equity Retainer. Grant date fair value with respect to the RSUs is determined in accordance with ASC Topic 718. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2021, each director had outstanding RSUs in the aggregate amount of 5,890, except for Mr. Crandall who had an aggregate amount of RSUs of 46,723, which includes previously deferred RSUs payable upon leaving the Board.

3.	Includes interest accrued on dividend equivalents on RSUs credited to Mr. Crandall’s account.

Director Stock Ownership Requirements

Each non-employee director must own and retain the lesser of the number of shares of common stock with a dollar value of $440,000 or 19,000 shares of common stock or certain equivalents. Non-employee directors are required to achieve that ownership level within five years of being named or elected as a director and progress must be made on an annual basis until the guideline is met. Each director and nominee for director is currently in compliance with his or her common stock ownership requirements.

54	2022 PROXY STATEMENT

Certain Transactions

The Company has a written policy relating to the approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the Corporate Responsibility & Governance Committee or (ii) if the Corporate Responsibility & Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board, such disinterested members of the Board, by a majority vote. Related persons include any of our directors, certain executive officers, certain of our stockholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the Corporate Responsibility & Governance Committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to or from the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year, all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the chairman of the Corporate Responsibility & Governance Committee of any related person transaction of which he or she becomes aware. During fiscal year 2021, there were ordinary course transactions between the Company and certain related entities, for instance the purchase of services by companies of which a director is an executive officer or owner. None of these transactions constituted a related-party transaction that required approval by the Corporate Responsibility & Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2021 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met in a timely matter.

55

Report of the Audit Committee

Management has the primary responsibility for preparing the Company’s financial statements in accordance with generally accepted accounting principles and for establishing and maintaining adequate internal financial controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements as of and for the year ended December 31, 2021, as well as management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed by PCAOB AS 1301 (Communications with Audit Committees), including its judgments as to the quality of the Company’s financial reporting.

The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

The Audit Committee

Lois Martin, Chair

Gary Greenfield

Jeffrey Jacobowitz

56	2022 PROXY STATEMENT

The Company’s Independent Registered Public Accounting Firm

FEES

Audit Fees—Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2021 and 2020. Total fees paid to Deloitte for audit services rendered during 2021 were $1,584,000 and 2020 were $1,931,000.

Audit-Related Fees—Total fees paid to Deloitte for audit-related services rendered during 2021 were $702,000 and 2020 were $447,000. Audit-related fees in 2021 and in 2020 reflect fees charged for assurance and related services that are reasonably related to the performance of the audit of our financial statements and primarily included IT attestation services.

Tax Fees—No fees were paid to Deloitte for tax services rendered during 2021 or 2020.

All Other Fees—No other fees were paid to Deloitte for any other services rendered during 2021 or 2020.

Audit Committee Pre-Approval Policy—The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount, certain permitted audit and audit-related services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted amounts exceed the thresholds established by the pre-approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chair has the authority to approve any services outside of the specific pre-approved amounts and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided, as noted above, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

57

Submitting Stockholder Proposals and Nominations for 2023 Annual Meeting

Any proposals that stockholders wish to present at the 2023 Annual Meeting must be received by November 29, 2022 in order to be considered for inclusion in the Company’s proxy materials. The 2023 Annual Meeting is currently scheduled to be held on May 17, 2023.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2023 Annual Meeting that will not be considered for inclusion in the Company’s proxy materials, is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 90 to 120 days before May 18, 2023, the first anniversary of the 2022 Annual Meeting (January 18 to February 17, 2023). If the

meeting date for the 2023 Annual Meeting is later scheduled to be on a day more than 30 days prior to or 30 days later than May 17, 2023, stockholders are allowed to submit a notice of nomination or proposal any time before the later of 1) 90 days before the meeting or 2) the tenth day following notice of the annual meeting.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, Donnelley Financial Solutions, Inc., 35 West Wacker Drive, Chicago, Illinois 60601.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2022 Annual Meeting other than the election of directors, the advisory vote to approve executive compensation, ratification of the auditors and the stockholder proposal. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Jennifer B. Reiners, Secretary

Chicago, Illinois, April 4, 2022

58	2022 PROXY STATEMENT

Appendix A

Reconciliation of Net Cash Provided by Operating Activities to

Free Cash Flow

(in millions)

	For the Twelve Months Ended
	December 31, 2021	December 31, 2020
Net cash provided by operating activities	$180.0	$154.2
Less: capital expenditures	42.3	31.1

Free cash flow	$137.7	$123.1

Reconciliation of Total Debt to Non-GAAP Net Debt

(in millions)

	December 31, 2021		December 31, 2020		September 30, 2016
Total Debt	$124.0		$230.5		$636.5
Cash	54.5		73.6		53.0

Non-GAAP Net Debt (defined as total debt less cash)	$69.5		$156.9		$583.5
Non-GAAP Adjusted EBITDA for the twelve months ended	$294.8		$173.4		N/M	(1)
Non-GAAP Net Leverage (defined as non-GAAP Net Debt divided by Non-GAAP Adjusted EBITDA)	0.2	x	0.9	x	N/M	(1)

(1)

Non-GAAP adjusted EBITDA for the twelve months ended September 30, 2016 is not meaningful, as the financial results for that period were prepared on a carve-out basis and do not account for differences in allocation costs and dis-synergies associated with becoming a standalone company.

Reconciliation of GAAP Net Earnings (Loss) to

Non-GAAP Adjusted EBITDA

(in millions)

	For the Twelve Months Ended
	December 31, 2021	December 31, 2020
GAAP net earnings (loss)	$145.9	$(25.9)
Adjustments
Restructuring, impairment and other charges, net	13.6	79.2
Share-based compensation expense	19.5	13.6
LSC multiemployer pension plans obligation	5.4	19.0
Non-income tax, net	(1.6)	5.2
COVID-19 related (recoveries) expenses, net	(1.0)	0.5
Gain on sale of long-lived assets, net	(0.7)	—
Gain on equity investments, net	(0.4)	—
Accelerated rent expense	—	2.2
eBrevia contingent consideration	—	(0.8)
Depreciation and amortization	40.3	50.9
Interest expense, net	26.6	22.8
Investment and other income, net	(4.7)	(1.7)
Income tax expense	51.9	8.4

Total Non-GAAP adjustments	148.9	199.3

Adjusted EBITDA	$294.8	$173.4

A-1

The right solutions in

moments that matter

35 West Wacker Drive, Chicago, Illinois 60601 / +1 800 823 5304 /

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/DFIN ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote

PHONE Call 1-866-509-1046 ● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions

MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided
“ALEXA, VOTE MY PROXY” ● Open Alexa app and browse skills ● Search “Vote my Proxy” ● Enable skill

Donnelley Financial Solutions, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 21, 2022

TIME:	Wednesday, May 18, 2022 1:30 PM, Central Time

PLACE:	Annual meeting to be held live via the Internet - please visit www.proxydocs.com/DFIN for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David A. Gardella and Jennifer B. Reiners (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Donnelley Financial Solutions, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Donnelley Financial Solutions, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	AGAINST	ABSTAIN
	1.01 Luis Aguilar	☐	☐	☐	FOR

	1.02 Richard Crandall	☐	☐	☐	FOR

	1.03 Charles Drucker	☐	☐	☐	FOR

	1.04 Juliet Ellis	☐	☐	☐	FOR

	1.05 Gary Greenfield	☐	☐	☐	FOR

	1.06 Jeffrey Jacobowitz	☐	☐	☐	FOR

	1.07 Daniel Leib	☐	☐	☐	FOR

	1.08 Lois Martin	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Advisory Vote to Approve Executive Compensation	☐	☐	☐	FOR

3.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐	FOR

You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/DFIN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date